EXHIBIT 10.16

INVESTMENT AGREEMENT
dated as of February 8, 2008
by and among
MINRAD INC.
as Company
MINRAD INTERNATIONAL, INC.
as Parent
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
LAMINAR DIRECT CAPITAL L.P.
as a Lender and as Agent,
and
THE OTHER LENDERS PARTY HERETO

$15,000,000 Senior Secured Notes due February 8, 2011
Warrants for 3,208,427 Common Shares

i

Section	Page
12.05 Remedies	73
12.06 Rights of Contribution	73
12.07 Guarantee of Payment; Continuing Guarantee	74

EXHIBITS AND SCHEDULES
SCHEDULES

1.01	Transaction Expenses
3.01	Issue Price of Notes and Warrants; Allocation
6.05	Material Indebtedness
6.06	Material Litigation
6.07	No Default
6.11	Taxes
6.13	Subsidiaries; Equity Interests; Investments
6.17	IP Rights
6.21	Existing Deposit and Securities Accounts
6.22	Business Locations
6.23	Material Agreements
6.24	Affiliate Transactions
8.01	Permitted Liens
10.09	Addresses of Loan Parties and Lenders
EXHIBITS

A	Form of Note
B	Form of Warrant
C	Form of Security and Pledge Agreement
D	Form of Secretary’s Certificate
E	Form of Officer’s Closing Certificate
F	Form of Compliance Certificate
G	Form of Solvency Certificate
H	Form of Financial Condition Certificate

v

CREDIT INVESTMENT AGREEMENT
     THIS INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of February 8, 2008, among MINRAD INC., a Delaware corporation (the “Company”), MINRAD INTERNATIONAL, INC., a Delaware corporation (the “Parent”), the guarantors from time to time party hereto (together with the Parent, the “Guarantors”), LAMINAR DIRECT CAPITAL L.P., a Delaware limited partnership, as a Lender and in its capacity as agent and collateral agent, in each case in the manner and to the extent described in Article XI hereof (in each such capacity, the “Agent”), the financial institutions identified as Lenders on the signature pages hereto, and the other lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”).
STATEMENT OF PURPOSE
     A. The Company has requested that the Lenders make available to it a term loan in the aggregate principal face amount of $15,000,000 to provide funds necessary to (a) fund general corporate expenses, (b) fund working capital and (c) pay costs, fees and expenses payable in connection with the transactions contemplated hereby.
     B. The Lenders are willing to make such financial accommodations on the terms and conditions set forth herein.
AGREEMENT
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Accrual Rate” has the meaning set forth in Section 4.04(b).
     “Additional Cash Amount” has the meaning set forth in Section 4.04(c).
     “Additional Interest Amount” has the meaning set forth in Section 4.04(c).
     “Agent” has the meaning set forth in the first paragraph of this Agreement.
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent. Notwithstanding the foregoing, neither Laminar nor any of its Affiliates shall be deemed an Affiliate of any Loan Party.

     “Agreement” means this Investment Agreement dated as of the Closing Date by and among the Company, the Guarantors party hereto, the Agent, and the Lenders party hereto, as amended, restated, supplemented or otherwise modified from time to time.
     “Approved Bank” has the meaning set forth in the definition of “Cash Equivalents.”
     “Approved Fund” has the meaning set forth in Section 10.10.
     “Assignment and Assumption” has the meaning set forth in Section 10.10.
     “Attorney Costs” means and includes all reasonable fees, out of pocket expenses and disbursements of any law firm or other external counsel.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, TX or New York, NY.
     “Cash Equivalents” means:
     (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;
     (b) Dollar-denominated certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than one (1) year from the date of acquisition;
     (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Company rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within one (1) year of the date of acquisition;
     (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which the Loan Parties or one or more of their Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations; and

     (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).
     “Cash Pay Period” has the meaning set forth in Section 4.04(b).
     “Cash Pay Rate” has the meaning set forth in Section 4.04(b).
     “Change of Control” means, each and every issue, sale, transfer, pledge or other disposition, directly or indirectly, of Equity Interests or other ownership interests, as applicable, which, after giving effect thereto, results in:
     (a) the Parent failing to own legally and beneficially (directly or indirectly), free and clear of all Liens (other than Permitted Liens), one hundred (100%) of the Equity Interests of the Company and each other Subsidiary of the Parent other than pursuant to a Merger permitted by §8.04(a) or a dissolution of a Subsidiary provided its assets are distributed or transferred pursuant to §8.04(b); or
     (b) the Company failing to own legally and beneficially (directly or indirectly) one hundred percent (100%) of the Equity Interests of each of its Subsidiaries; or
     (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35.0% or more of the outstanding Capital Stock of Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (d) the sale or other disposition of all or substantially all of the assets of either the Company or the Company and its Subsidiaries, taken as a whole.
     “Change of Control Offer” has the meaning set forth in Section 4.07(a).
     “Change of Control Payment” has the meaning set forth in Section 4.07(a).
     “Change of Control Payment Date” has the meaning set forth in Section 4.07(a).
     “Closing” has the meaning set forth in Section 3.01(b).
     “Closing Date” has the meaning set forth in Section 3.01(b).
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of the Code shall be construed to also refer to any successor sections.

     “Collateral” means any and all assets and rights and interests in or to property of the Loan Parties pledged from time to time as security for the Obligations pursuant to the Collateral Documents, whether now owned or hereafter acquired.
     “Collateral Documents” means the collective reference to the Security and Pledge Agreement, the Deposit Account Control Agreements, the Mortgage Documents and each other document and/or agreement securing the repayment of all or any portion of the Obligations.
     “Company” has the meaning set forth in the first paragraph of this Agreement.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit F.
     “Consolidated Balance Sheet” shall mean a consolidated balance sheet for the Parent and its Subsidiaries, eliminating all inter company transactions and prepared in accordance with GAAP.
     “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures by the Parent and its Subsidiaries which are required to be capitalized under GAAP on a consolidated balance sheet of the Parent and its Subsidiaries, including without limitation, for the acquisition or leasing of fixed or capital assets, additions to equipment (including improvements during such period) or other similar costs. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Parent or any of its Subsidiaries or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.
     “Consolidated Current Assets” shall mean, at any time, the amount at which the current assets of the Parent and its Subsidiaries would appear on a consolidated balance sheet of the Parent and its Subsidiaries at such time prepared in accordance with GAAP; provided that, for purposes hereof, (i) accounts receivable shall exclude any accounts receivable that are outstanding after the later of (a) 90 days from the relevant invoice date or (b) the contractual payment term, and (ii) inventory shall exclude excess, slow-moving and obsolete inventory.
     “Consolidated Current Liabilities” shall mean, at any time, the amount at which the current liabilities of the Parent and its Subsidiaries would appear on a consolidated balance sheet of the Parent and its Subsidiaries at such time, prepared in accordance with GAAP.
     “Consolidated EBITDA” means, for any 12 month period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication) (i) consolidated interest expense for such period, (ii) the provision for federal, state, local and foreign income taxes and state franchise or similar taxes, (iii) depreciation and amortization expense, (iv) non-recurring transaction expenses incurred in connection with the consummation of the transactions contemplated by the Loan Documents to occur on (or about) the Closing Date as set forth on Schedule 1.01, (v) other non-cash and/or non-recurring cash charges (including charges from asset sales) approved by the Required Lenders and (vi) non-cash compensation and other costs expensed in connection with employee options and/or the Warrants in calculating Consolidated Net Income minus (b) the following to the extent included in calculating such Consolidated Net Income (and without duplication): (i) federal, state, local and foreign income tax credits of the Parent and its Subsidiaries for such period, (ii) all non-recurring and/or non-cash items (including gains from asset sales) increasing Consolidated Net Income for such period and (iii) consolidated interest income; provided, however, that, for purposes of Section 8.16, (A) Consolidated EBITDA for the March 31, 2008 test date shall be calculated as Consolidated EBITDA for the Fiscal Quarter ending March 31, 2008 multiplied by 4, (B) Consolidated EBITDA for the June 30, 2008 test date shall be calculated as Consolidated EBITDA for the two Fiscal Quarters ending June 30, 2008 multiplied by 2, (C) Consolidated EBITDA for the September 30, 2008 test date shall be calculated as Consolidated EBITDA for the three Fiscal Quarters ending September 30, 2008 multiplied by 1.33 and (D) Consolidated EBITDA for the December 31, 2008 test date and each Fiscal Quarter ending test date thereafter shall be calculated for the four Fiscal Quarters ending as of such applicable test date.
     “Consolidated Excess Cash Flow” means, for any period for the Parent and its Subsidiaries, an amount equal to the sum of without duplication (a) Consolidated EBITDA minus (b) the sum of (i) consolidated interest expense paid in cash for such period, (ii) Consolidated Scheduled Funded Debt Payments (and any other loan servicing fees) paid in cash for such period, (iii) federal, state, local and foreign income taxes and state franchise or similar taxes, to the extent paid or payable in cash for such period, and (iv) the amount by which the unfinanced cash portion of Consolidated Capital Expenditures made (and permitted by this Agreement during such period) exceeds the net proceeds from sales of fixed or capital assets received by the Parent or any of its Subsidiaries during such period.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the sum of the following, without duplication (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (other than trade accounts payable in the ordinary course of business), (c) all direct and contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness with respect to capital leases and Synthetic Lease Obligations, (f) all obligations to, during the term of this Agreement, purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Parent or any Subsidiary, and (h)  all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary.
     “Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries for that period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation (other than a restriction or limitation under the Loan Documents) on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries and (d) gains and losses deemed extraordinary in accordance with GAAP.
     “Consolidated Net Working Capital” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum of the following: (a) Consolidated Current Assets minus (b) Consolidated Current Liabilities plus (c) out-of-pocket costs related to the entering into of this Agreement.

     “Consolidated Net Worth” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, shareholders’ equity of the Parent and its Subsidiaries on that date as determined in accordance with GAAP plus out-of-pocket costs related to the entering into of this Agreement minus the Intangible Assets of the Company and its Subsidiaries on that date. For purposes hereof, “Intangible Assets” means, with respect to any Person, assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
     “Consolidated Scheduled Funded Debt Payments” means for any period for the Parent and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” shall be deemed to include the Attributable Indebtedness in respect of capital leases, sale and leaseback transactions and Synthetic Lease Obligations.
     “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the twelve month period then ended.
     “Consolidated Total Revenues” means, for any 12 month period, for the Company and its Subsidiaries on a consolidated basis, the gross total revenues of the Company and its Subsidiaries for that period determined in accordance with GAAP (excluding extraordinary items); provided, however, that, for purposes of Section 8.16, (A) Consolidated Total Revenues for the March 31, 2008 test date shall be calculated as Consolidated Total Revenues for the Fiscal Quarter ending March 31, 2008 multiplied by 4, (B) Consolidated Total Revenues for the June 30, 2008 test date shall be calculated as Consolidated Total Revenues for the two Fiscal Quarters ending June 30, 2008 multiplied by 2, (C) Consolidated Total Revenues for the September 30, 2008 test date shall be calculated as Consolidated Total Revenues for the three Fiscal Quarters ending September 30, 2008 multiplied by 1.33 and (D) Consolidated Total Revenues for the December 31, 2008 test date and each Fiscal Quarter ending test date thereafter shall be calculated for the four Fiscal Quarters ending as of such applicable test date.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” has the meaning set forth in the definition of “Affiliate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” has the meaning set forth in Section 4.04(d).
     “Deposit Account” shall have the meaning provided in the UCC.

     “Deposit Account Control Agreements” means, collectively, all deposit account control agreement securing the Obligations entered into on or after the Closing Date, in form and substance satisfactory to the Agent.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” has the meaning set forth in Section 10.10.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Documents” the Warrant, the Registration Rights Agreement and all documents, instruments and agreements executed in connection therewith, as each such document is in effect on the Closing Date or amended and in effect thereafter as permitted pursuant to the terms of this Agreement.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
     “Event of Default” has the meaning set forth in Section 9.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
     “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from tax refunds, proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 4.05(b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
     “Fiscal Quarter” means each of the four periods of three consecutive calendar months which constitute each Fiscal Year.
     “Fiscal Year” means the Company’s Fiscal Year, which is the period of twelve consecutive calendar months ending on December 31.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, and (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in full in cash.
     “Fund” has the meaning set forth in Section 10.10.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Approvals” shall mean authorizations, consents, approvals, waivers, exemptions, variances, franchises, permissions, permits and licenses of, and filings and declarations with, any Governmental Authority.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that with respect to any Guarantee under clause (b) above where the Indebtedness is not assumed the amount of such Guarantee shall be deemed to be the lesser of the amount of the Indebtedness secured by such Lien and the fair market value of the assets securing such Indebtedness. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means a collective reference to each Person identified as a “Guarantor” on the signature pages hereto, and each other Person that subsequently becomes a Guarantor by executing a joinder agreement as contemplated by Section 7.12, and “Guarantor” means any one of them.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that with respect to any Guarantee under clause (b) above where the Indebtedness is not assumed the amount of such Guarantee shall be deemed to be the lesser of the amount of the Indebtedness secured by such Lien and the fair market value of the assets securing such Indebtedness;
     (f) the principal portion of capital leases and Synthetic Lease Obligations;
     (g) all obligations of such Person to, during the term of this Agreement, purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Party” has the meaning set forth in Section 10.18.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any Debtor Relief Law.
     “Interest Payment Date” has the meaning set forth in Section 4.04(b).
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, line of business or other purchase outside the ordinary course of business. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of a Loan Party or any of its Subsidiaries.
     “IP Rights” has the meaning set forth in Section 6.17.
     “IRS” means the United States Internal Revenue Service.
     “Laminar” means Laminar Direct Capital L.P., a Delaware limited partnership, and its successors and assigns.

     “Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.
     “Lender” or “Lenders” has the meaning set forth in the introductory paragraph hereto and their respective successors and assigns.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Equity Documents and all exhibits and schedules attached to any of the aforementioned documents and any other documents entered into in connection therewith.
     “Loan Parties” means, collectively, the Company and the Guarantors.
     “Losses” has the meaning set forth in Section 10.18.
     “Material Adverse Effect” means (a) a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, prospects, income or condition (financial or otherwise) of the Company or the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Loan Party, to perform its obligations under any of the Loan Documents to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Asset Disposition” shall mean the sale, lease or other disposition, whether in a single transaction or a series of related transactions, of assets of the Loan Parties and their Subsidiaries other than a Disposition permitted by Section 8.05 which: (a) represents more than ten percent (10%) of the combined assets of the Loan Parties and their Subsidiaries as would be shown in the consolidated financial statements of the Loan Parties and their Subsidiaries as of the beginning of the twelve (12)-month period ending with the month in which such determination is made, or (b) is responsible for more than ten percent (10%) of the combined net sales or net income of the Loan Parties and their Subsidiaries as reflected in the consolidated financial statements referred to in subsection (a) above.
     “Maturity Date” means February 8, 2011.
     “Minrad EU” means Minrad EU, a corporation formed under the laws of France.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” means the Mortgage and Security Agreement, dated as of the Closing Date, between the Company and the Agent.
     “Mortgage Documents” means the (i) Mortgage and (ii) the title insurance policy.

     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:
     (a) with respect to any incurrence of any Indebtedness by any Loan Party, the aggregate amount of all cash received by such Loan Party in respect of such Indebtedness, net of all reasonable fees, discounts, commissions and expenses incurred by such Loan Party in connection therewith;
     (b) with respect to the sale or other disposition of any asset by any Loan Party, any Involuntary Disposition or any Extraordinary Receipt, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such disposition or Extraordinary Receipt (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable, escrow deposits or otherwise, but only as and when so received) over (ii) the sum of (A) in the case of a disposition, the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the disposition thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses incurred by such Loan Party in connection with such disposition or Extraordinary Receipt, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant disposition as a result of any gain recognized in connection therewith and (D) reasonable reserves for indemnification established in connection with such disposition in accordance with GAAP; and
     (c) with respect to the sale of any Equity Interests by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, fees and other out-of-pocket expenses, incurred by such Loan Party in connection with such sale.
     “Note” or “Notes” has the meaning set forth in Section 2.01, as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.
     “Obligations” means all Indebtedness, liabilities and other obligations of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of the Company or any other Loan Party under, in connection with, or evidenced or secured by this Agreement, the Notes and any of the other Loan Documents including, without limitation, obligations to pay (a) principal, (b) interest or premium (including any interest or premium accruing after the filing of a petition in bankruptcy or the commencement of any reorganization, regardless of whether the same is allowed as a claim in such proceeding), (c) fees, (d) costs, expenses and other amounts related to any indemnity against loss, damage or liability and (e) any other monetary obligation.
     “Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” has the meaning set forth in Section 4.09(b).
     “Participant” has the meaning set forth in Section 10.10.
     “Patriot Act” has the meaning set forth in Section 10.20.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Pennsylvania Loans” means, collectively, (i) the $1,275,000 loan to the Company made pursuant to the Loan Agreement dated as of March 31, 2007 between the Company and the Commonwealth of Pennsylvania, acting by and through the Department of Community and Economic Development and (ii) the $875,000 loan to the Company made pursuant to the Loan Agreement dated as of May 1, 2007 among the Pennsylvania Industrial Development Authority, Northampton County New Jobs Corp. and the Company.
     “Permitted Indebtedness” means Indebtedness of a Loan Party or Subsidiary thereof permitted to be incurred pursuant to Section 8.03.
     “Permitted Liens” has the meaning set forth in Section 8.01.
     “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
     “PIK Amount” has the meaning set forth in Section 4.04(c).
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Principal” has the meaning set forth in Section 4.03.
     “Principal Market” initially means the American Stock Exchange and shall also include the NASDAQ Small-Cap Market, the New York Stock Exchange or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, any

Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
     “Redemption Price” means the principal amount of Notes being redeemed or repaid multiplied by the applicable price percentage set forth below, in each case plus accrued and unpaid interest on the principal reduced or repaid:

Period	Redemption Price Percentage
Closing Date through February 7, 2009	105%
February 8, 2009 through February 7, 2010	103%
February 8, 2010 and thereafter	100%
     “Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part, whether with the same or different lenders, arrangers and/or agents. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Register” has the meaning set forth in Section 10.10.
     “Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date between the Parent and Laminar and, as amended or supplemented.
     “Registration Statement” has the meaning set forth in the Registration Rights Agreement.
     “Regulatory Requirement” has the meaning set forth in Section 10.19.
     “Related Parties” means, with respect to any Person, such Person’s (a) Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates and (b) spouses, lineal ancestors or descendants, natural or adopted, and spouses of lineal ancestors or descendants, or trusts for the sole benefit of any of such Person’s Affiliates.
     “Replacement Note” has the meaning set forth in Section 10.10.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, as of the date of any determination, Lenders holding more than 50.0% of the outstanding Principal of the Notes.
     “Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer, treasurer or corporate controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Company or any Subsidiary, or any payment whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), (b) any ongoing management fee, capital raising or merger and acquisition transaction fee or similar fee to a holder of Equity Interests of the Company holding in excess of 10% of the outstanding Equity Interests of the Company, or any Affiliate thereof, and provided the Company has knowledge of such ownership, and (c) any payment or prepayment of interest on, principal of, premium, if any, fees, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “SEC Reports” has the meaning set forth in Section 6.27.
     “Securities Account” shall have the meaning provided in the UCC.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
     “Security and Pledge Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, by and among the Company, the other Loan Parties party thereto and the Agent, substantially in the form of Exhibit C attached hereto.
     “Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Principal Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Equity Documents.
     “Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person has capital sufficient to carry on its businesses and transactions and all businesses and transactions in which they are about to engage and are able to pay their debts as they mature in the ordinary course, (b) the fair value of the Property of such Person (on a going concern basis) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (c) the present fair salable value of the assets of such Person (on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability for which such Person is not entitled to indemnification.
     “Source” has the meaning set forth in Article VIA.
     “Subordinated Indebtedness” means any Indebtedness of the Parent, the Company or any of their Subsidiaries that by its terms is subordinated to the Obligations. All such Subordinated Indebtedness must be subordinated in a manner and to an extent acceptable to the Required Lenders.
     “Subsidiary” means any corporation or other entity of which more than fifty percent (50%) of the issued and outstanding Equity Interests entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by any Loan Party and/or any Subsidiary.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” has the meaning set forth in Section 4.09(a).
     “Threshold Amount” means $100,000.
     “Transfer” means the sale, pledge, assignment, or other transfer of the Notes, in whole or in part, and of the rights of the holders thereof with respect thereto and under this Agreement.
     “Transferee” means any direct or indirect transferee of all or any part of any Notes permitted under Section 10.10.
     “UCC” means the Uniform Commercial Code in effect in the State of New York, as amended or modified from time to time.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     Warrant” or “Warrants” means the warrants of the Parent for an aggregate 3,208,427 shares of common stock representing 5.00% of the fully-diluted Equity Interests of the Parent as of the Closing Date.

1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (v) The terms “knowledge” or “known” when used with respect to any Loan Party shall be deemed to be a reference to the knowledge of any Responsible Officer.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis with the Company’s past practices, as in effect from time to time.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Required Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Company and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.
     Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 References to Agreements and Laws.
     Unless otherwise expressly provided herein, (a) references to the Loan Documents and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE II.
NOTES AND WARRANTS
2.01 Authorization and Issuance of the Notes and Warrants.
     The Company has authorized the issuance to the Lenders of senior secured notes in the aggregate original principal face amount of $15,000,000 (the “Notes”) to be dated as of the Closing Date, to mature on the Maturity Date, to bear interest on the unpaid balance thereof from the Closing Date until the principal shall have become due and payable, at the rate specified in Article IV and to be substantially in the form of Exhibit A; and the Parent has authorized the issuance to the Lenders of the Warrants, in substantially the form of Exhibit B, entitling the holders thereof to purchase in the aggregate 3,208,427 shares of common stock of the Parent, representing 5.00% of the issued and outstanding shares of the Parent’s Equity Interests, determined on a fully-diluted basis immediately following the Closing Date.
ARTICLE III.
PURCHASE AND SALE
3.01 Purchase and Sale of the Notes and Warrants; Closing.
     (a) Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties of the Loan Parties contained herein, on the Closing Date the Company and the Parent shall sell to the Lenders and the Lenders shall purchase from the Company and the Parent, the Notes and the Warrants, respectively, for an aggregate purchase price of $15,000,000, in each case in the amounts set forth on Schedule 3.01, with funding of such amounts to occur as set forth herein.
     (b) The closing of the issuance, purchase and sale of the Notes and the Warrants (the “Closing”) shall take place on the date hereof (the “Closing Date”). At the Closing, the Company will issue, sell and deliver the Notes to the Lenders and the Parent will issue, sell and deliver the Warrants to the Lenders, in each case, in the respective amounts set forth in Schedule 3.01, and the Lenders will pay the Company and the Parent, respectively, the purchase price of $15,000,000 therefor by wire transfer of immediately available funds pursuant to written instructions delivered to the Lenders by the Company prior to the Closing.
     (c) The Company, the Parent and the Lenders hereby acknowledge and agree that the Notes and Warrants to be issued are part of an investment unit within the meaning of Section 1273(c)(2) of the Code. The Company, the Parent and the Lenders hereby further acknowledge and agree that, for United States federal income tax purposes, the issue price of the Notes within the meaning of Section 1273(b) of the Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to the amount set forth on Schedule 3.01. The Company, the Parent and the Lenders agree to use the issue price and allocation set forth on Schedule 3.01 for all income tax purposes with respect to the issuance of the Notes and the Warrants.
     (d) On a quarterly basis, and after receipt of the certified quarterly financial statements delivered pursuant to Section 7.01(b) for the most recently ended Fiscal Quarter, the Lenders, in their sole discretion, may make available incremental loans to the Company on terms to be agreed upon among the Lenders and the Company at such time.
ARTICLE IV.
TERMS OF NOTES
4.01 Loans.
     Subject to the terms and conditions set forth herein, each Lender severally agrees to purchase its respective Note from the Company in accordance with Section 3.01. Amounts repaid in respect of such Notes may not be reborrowed.
4.02 [Reserved].
4.03 Repayment of Principal.
     Unless otherwise required or permitted to be sooner paid pursuant to the provisions hereof and of the Notes, the Company shall repay the unpaid outstanding principal amount of the Notes (including capitalized and accrued interest to the extent such interest is not paid in cash and is added to the principal balance thereon) (the “Principal”) in full on the Maturity Date. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.
4.04 Payments of Interest.
     (a) Interest Payments. So long as no Event of Default has occurred and is continuing, the Principal shall bear interest on the unpaid balance thereof from the Closing Date until repayment of the Notes in full, computed on the basis of actual days elapsed over a 360-day year. Interest payments shall be due and payable monthly in arrears commencing on March 1, 2008 and continuing on the first day of each succeeding fiscal month thereafter or if such day is not a Business Day, on the next succeeding Business Day, until paid (each such date, an “Interest Payment Date”). All accrued and unpaid interest shall be paid in full on the Maturity Date. On each Interest Payment Date and subject to Sections 4.04(b) and 4.04(d), the Company shall (i) pay to the Lenders in cash monthly installments of interest (in arrears) at the applicable Cash Pay Rate on the then outstanding Principal under the Notes and (ii) as set forth below, either accrue the PIK Amount to the outstanding Principal of the Notes or, at the option of the

Company, pay a portion (or all) of the PIK Amount in cash. If an Event of Default has occurred and is continuing, the Default Rate shall apply as set forth in Section 4.04(d).
     (b) Accrual Rates and Cash Pay Rates.
     (1) Subject to Section 4.04(d) hereof, from the Closing Date and thereafter until the repayment of the Notes in full, interest shall accrue on the Principal of the Notes outstanding from time to time at the fixed rate of 15.0% per annum (the “Accrual Rate”).
     (2) Subject to Section 4.04(d) hereof, from the Closing Date and thereafter until the repayment of the Notes in full (the “Cash Pay Period”), interest shall be paid currently in cash on a monthly basis in arrears on each Interest Payment Date at the fixed rate of 12.0% per annum (the “Cash Pay Rate”).
     (c) PIK Amounts; Optional Cash Payments. Subject to Section 4.04(d) hereof, on each Interest Payment Date, the Company shall: (A) make an additional cash payment to the Lenders of the Notes in an amount equal to 3.0% per annum of the Principal outstanding under the Notes (the “Additional Cash Amount”); (B) increase the then outstanding Principal of the Notes by an amount (the “PIK Amount”) equal to the difference between (i) interest accruing at the applicable Accrual Rate during the preceding one-month period and (ii) interest accruing at the applicable Cash Pay Rate during the preceding one-month period; or (C) pay a portion of the Additional Cash Amount to the Lenders and accrue to the Principal a portion of the PIK Amount such that the combined amount of the portion of the Additional Cash Amount and the portion of the PIK Amount is equal to 3.0% per annum of the Principal outstanding under the Notes (collectively, the Additional Cash Amount, the PIK Amount or any combination thereof, the “Additional Interest Amount”); provided that, if the Company shall make an election to satisfy a portion of its interest payment obligations under this Section 4.04(c) on an Interest Payment Date by accruing any amount of the Additional Interest Amount, it shall do so by accruing any such amount of the Additional Interest Amount to all holders of outstanding Notes on an equal and ratable basis.
     (d) Default Rate; Payment of Default Interest. After the occurrence and during the continuance of any Event of Default, the Principal and, to the extent they have become due and payable, all of the other Obligations shall bear interest at a per annum rate equal to the sum of the Accrual Rate plus 5.0% (the “Default Rate”), beginning on the date of the occurrence of such Event of Default (it being understood and agreed that, with respect to an Event of Default related to non-compliance with any of the covenants contained in Section 8.16, the date of occurrence shall be the applicable test date). All such interest shall be paid in a manner consistent with Section 4.04(b) and Section 4.04(c) hereof on a monthly basis (or, at the option of the Lender, on demand) until the payment in full of the Notes hereunder or other cure of such Event of Default; provided, however, that, the Cash Pay Rate, as opposed to the PIK Amount and the Additional Interest Amount, shall increase by an amount equal to 5.0% per annum of the Principal outstanding under the Notes (without duplication to the Default Rate set forth above).
     (e) Calculation of Interest. Interest shall be calculated on the basis of a 360-day year and shall be computed for each payment period on the Principal for the actual number of days elapsed and shall be compounded monthly.
     (f) Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the Principal then outstanding, and any excess interest remaining after such application shall be refunded to the Company.
4.05 Mandatory Prepayments of the Notes.
     (a) Material Asset Dispositions. Upon the consummation of any Material Asset Disposition, the Loan Parties shall prepay the full Principal amount of the Notes and all other Obligations in the manner set forth in Section 4.05(e).
     (b) Extraordinary Receipts/Asset Dispositions/Involuntary Dispositions. The Obligations are subject to mandatory prepayment by the Loan Parties from time to time up to the full Principal amount of the Notes in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of any Extraordinary Receipt, asset disposition or Involuntary Disposition, each mandatory prepayment required hereunder to be payable immediately upon receipt of the proceeds of such Extraordinary Receipt, asset disposition or Involuntary Disposition by a Loan Party or a Subsidiary thereof; provided, however, (i) the Loan Parties may apply such proceeds to the purchase price of replacement property or other property used by the Loan Parties or their Subsidiaries in their line of business within 180 days of such Involuntary Disposition to the extent permitted by Section 8.05(c) and (ii) to the extent that any such proceeds are not reinvested, they shall be applied to repay the Notes immediately after the expiration of such 180 day period.
     (c) Debt and Equity Proceeds. The Loan Parties shall make mandatory prepayments of the Notes and Obligations in the manner set forth in Section 4.05(e) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any (i) incurrence of Indebtedness (other than Permitted Indebtedness) by any Loan Party or a Subsidiary thereof or (ii) issuance of Equity Interests by the Parent; provided that such mandatory prepayment under this clause (ii) shall not apply to (A) with respect to Net Cash Proceeds received from the exercise of options or warrants issued by the Parent (including from the issuance of common stock upon the exercise of (x) warrants outstanding on the date hereof, (y) the warrants and options to acquire common stock issued pursuant to the Minrad 2004 Stock Option Plan and Minrad International, Inc. Director’s Compensation Plan), the first $3,000,000 of Net Cash Proceeds from such exercises received in Fiscal Year 2008 and the first $1,000,000 of Net Cash Proceeds from such exercises received in each of Fiscal Year 2009 and Fiscal Year 2010 and (B) with respect to Net Cash Proceeds above such caps and/or Net Cash Proceeds received from other issuances of Equity Interests by the Parent, fifty percent (50%) of such Net Cash Proceeds, in all cases to the extent the remaining Net Cash Proceeds are invested in the Company and used for growth capital. Such prepayments are to be made within two (2) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.
     (d) Consolidated Excess Cash Flow. With respect to the end of each fiscal quarter, commencing with the fiscal quarter ending after the first anniversary of Closing Date, on or prior to the date that is 45 days after the end of such fiscal quarter, the Company shall prepay the Notes in the manner set forth in Sections 4.05(e) and 4.05(f) below in an aggregate amount equal to 50% of Consolidated Excess Cash Flow for the fiscal quarter then ended; provided, however, that after the occurrence and during the continuance of any Event of Default, the Company shall prepay the Notes in the manner set forth in Sections 4.05(e) and 4.05(f) below in an aggregate amount equal to 100% of Consolidated Excess Cash Flow for the fiscal quarter then ended.
     (e) Prepayment. Upon the occurrence of any event triggering the prepayment requirement under Section 4.05(a), (b), (c) or (d) the Company shall promptly give written notice to the Lenders. The Loan Parties covenant and agree that they will prepay, promptly following the occurrence of such transactions or events (or as otherwise required hereunder), the Notes and Obligations or the portion thereof subject to prepayment by paying an aggregate amount equal to (i) the Redemption Price of the outstanding Principal amount of the Notes to be redeemed plus, (ii) if applicable, accrued and unpaid interest thereon plus (iii) all other Obligations outstanding.
     (f) Application of Payments. All mandatory prepayments under this Section 4.05 shall be applied first to all costs, expenses, indemnities and other amounts due and payable hereunder and/or under the Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued and unpaid interest and thereafter to payment of Principal. Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from the Company hereunder shall be made to the Lenders on an equal and ratable basis. All Principal on the Notes which has been repaid may not be reborrowed.
4.06 Optional Prepayments of the Notes.
     The Company shall have the right at any time and from time to time, upon the notice provided for below, to optionally prepay the Notes in whole or in part; provided, however, that such prepayments shall be allocated to all of the Notes outstanding at the time in proportion to the respective outstanding Principal amounts thereof. In the event of an optional prepayment made under this Section 4.06, the Company shall give the Lenders irrevocable written notice of such redemption not less than thirty (30) nor more than sixty (60) days prior to the redemption date, specifying (i) such redemption date, (ii) the Redemption Price of the outstanding Principal amount of the Notes to be prepaid on such date, and (iii) that such redemption is to be made pursuant to this Section 4.06. All optional prepayments under this Section 4.06 shall be accompanied by accrued interest on the amount prepaid, and shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, then to payment of accrued interest and thereafter to payment of Principal. Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from the Company hereunder shall be made to the Lenders on an equal and ratable basis. All Principal on the Notes which has been prepaid may not be reborrowed.
4.07 Mandatory Offer to Prepay upon a Change of Control.
     (a) Upon the occurrence of a Change of Control, each Lender shall have the right to require the Company to repurchase all or any part of such Lender’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price (the “Change of Control Payment”) in cash equal to the Redemption Price of the outstanding Principal amount of the Notes plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment Date”) plus all other Obligations of such Lender outstanding. Company will make the Change of Control Offer by delivering a written notice of such offer to the Lenders within five (5) days of the occurrence of a Change of Control, specifying the Change of Control Payment Date (which such date shall not be more than thirty (30) days following such Change of Control). A Lender may accept such Change of Control Offer by delivering a written notice of acceptance to the Company within fifteen (15) days after receipt of the Change of Control Offer specifying the amount of the Notes to be redeemed. In connection with the Change of Control Offer, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement relating to such Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof (it being understood and agreed that an Event of Default may nevertheless exist in such situation under Section 9.01).

     (b) By 12:00 p.m. (noon) Central Time on the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, and (2) pay via wire transfer in immediately available funds an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered. All payments under this Section 4.07 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal. The Company shall send to each Lender that has tendered its Notes the applicable Change of Control Payment for such Notes, and the Company shall promptly execute and mail to each Lender a new Note equal in Principal amount to any unpurchased portion of the Notes surrendered, if any.
4.08 Direct Payment.
     All payments of Principal and interest due from the Loan Parties hereunder shall be due, without any presentment thereof, directly to the Lenders, at the Lenders’ addresses set forth on Schedule 3.01 in New York City, New York or such other address as the Lenders may from time to time designate in writing to the Loan Parties or, if a bank account(s) with a United States bank is designated for the Lenders on Schedule 3.01 or in any written notice to the Loan Parties from the Lenders, the Loan Parties will make such payments in immediately available funds to such bank account, no later than 12:00 p.m. (noon) Central time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing.
4.09 Taxes.
     (a) Any and all payments by or on behalf of the Loan Parties hereunder and under any Loan Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Lenders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of a Lender and (y) franchise taxes imposed on the net income of a Lender, in each case by the jurisdiction under the laws of which such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”). If a Loan Party must deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to a Lender, (x) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.09 such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (y) such Loan Party shall make such deductions and (z) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) The Loan Parties will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders (“Other Taxes”).
     (c) The Loan Parties jointly and severally agree to indemnify each Lender for the full amount of Taxes and Other Taxes paid by such Lender and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Lender absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor. The Loan Parties shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Lender for which any Loan Party has previously paid any additional amount or indemnified such Lender and which leaves the Lender, after such Loan Party’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender. The Lender shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.
4.10 Fees.
     On the Closing Date, the Company shall pay to the Agent, for the account of each Lender any fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
ARTICLE V.
CONDITIONS PRECEDENT TO CLOSING
5.01 Conditions To Closing.
     The Lenders’ obligations to enter into this Agreement and to purchase the Notes at Closing are subject to each Lender determining, in its sole discretion, that the following conditions precedent have been satisfied (or each Lender waiving in writing (or through funding) the conditions that it has determined have not been satisfied), on or before the Closing Date:
     (a) Loan Documents, Certificates and Opinions. The Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent and its legal counsel:
          (i) Loan Documents. Executed counterparts of this Agreement, each of the Collateral Documents (including a temporary Deposit Account Control Agreement with respect to the Credit Parties’ Deposit Accounts at KeyBank National Association), each of the Equity Documents and any other applicable Loan Documents.
          (ii) Notes. A Note executed by the Company in favor of each Lender in the respective amounts set forth on Schedule 3.01.
          (iii) Secretary’s Certificates. A certificate of a Responsible Officer of each Loan Party, in substantially the form of Exhibit D attached hereto, certifying that attached thereto is a true, correct and complete copy of (A) the resolutions duly adopted by the board of directors or other governing body of each Loan Party, as applicable, authorizing the borrowings contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party, (B) the articles or certificate of incorporation or formation or other charter documents of each Loan Party, as applicable, and all amendments thereto, certified as of a recent date by the appropriate Governmental

Authority in its jurisdiction of incorporation or formation, (C) the bylaws, operating agreement or other governing document of each Loan Party, as applicable, as in effect on the date of such certifications, (D) the names of each person of each Loan Party, as applicable, executing any Loan Document to which such Loan Party is a party, together with the attestation that such person has been duly elected or appointed and is qualified as a Responsible Officer of the applicable Loan Party on the date hereof, holding the office or offices set forth opposite his or her name, and the signature set forth opposite his or her name is a specimen of his or her signature, (E) certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of organization and, to the extent requested by the Lenders, each other jurisdiction where each Loan Party is qualified to do business and a certificate, if available, of the relevant taxing authorities of such jurisdictions certifying that such Loan Party has filed required tax returns and owes no delinquent taxes, and (F) all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required.
     (iv) Officer’s Closing Certificate. A certificate of a Responsible Officer of the Company, in substantially the form of Exhibit E attached hereto, certifying (A) that all of the conditions specified in this Section 5.01 have been satisfied, (B) that since December 31, 2006 there has been no change, occurrence or development that has had or could be reasonably expected to have a Material Adverse Effect, and (C) except as disclosed on the Schedules of this Agreement, that no actions, suits, investigations or proceedings are pending or threatened in any court or before any arbitrator or Governmental Authority that purport (1) to materially and adversely affect the Loan Parties or (2) to affect any transaction contemplated by this Agreement or the ability of the Loan Parties or any other obligor under the Loan Documents to perform their respective obligations under the Loan Documents.
     (v) Opinions of Counsel. The Lenders shall have received, dated as of the Closing Date and in form and substance reasonably satisfactory to the Lenders, an opinion of Hodgson Russ LLP, as counsel to the Loan Parties, as to the Loan Documents and the documents and instruments executed by the Loan Parties in connection therewith.
     (vi) Such other assurances, certificates, documents, consents or opinions as the Lenders reasonably may require.
(b) Financial Matters.
     (i) Financial Statements. The Lenders shall have received (A) the audited combined balance sheets and statements of income, changes in shareholders’ equity and cash flow for the Parent and its Subsidiaries as of and for the Fiscal Years ended December 31, 2005 and December 31, 2006, (B) the unaudited combined balance sheets and statements of income, changes in shareholders’ equity and cash flow for the Parent and its Subsidiaries as of and for the Fiscal Year period to date ended November 30, 2007, prepared by the chief financial officer of the Parent; and (C) an unadjusted, unaudited trial balance sheet of the Company as of December 31, 2007, all in form and substance satisfactory to the Lenders and prepared in accordance with GAAP, subject, in the case of clauses (B) and (C), to the absence of footnotes and to normal year-end audit adjustments.

     (ii) Financial Forecasts. The Lenders shall have received financial forecasts with respect to the Loan Parties and their Subsidiaries prepared by a Responsible Officer of the Company, each in form satisfactory to the Lenders, of income statements and cash flow statements on a monthly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement (the “Projections”).
     (iii) Financial Condition Certificate. The Lenders shall have received a certificate of a Responsible Officer of the Company, dated as of the Closing Date, in substantially the form of Exhibit H attached hereto.
     (iv) Solvency Certificate. The Lenders shall have received a certificate of the chief financial officer (or other Responsible Officer agreed to by the Lenders) of the Company, in substantially the form of Exhibit G attached hereto, as to the financial condition and the Solvency of (x) the Company and (y) the Parent and its Subsidiaries, taken as a whole, in each case after giving effect to the transactions contemplated by the Loan Documents.
     (v) Fees and Expenses. Company shall have paid (i) all Attorney Costs of the Lenders to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Lenders’ reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Lenders) and (ii) all other fees and expenses required to be paid on or before the Closing Date as agreed to between the Company and the Agent.
     (vi) Indebtedness. The Agent shall have received payoff and lien release letters in form and substance satisfactory to Agent from each Person whose Indebtedness is being satisfied with the proceeds of the Notes funded on the Closing Date (including with respect to the Company’s existing credit facility with First Niagara Bank) and shall be satisfied with the amount and terms of any inter-company Indebtedness and all Indebtedness and material liabilities of the Company to any third parties existing on the Closing Date. All existing Indebtedness of the Loan Parties (other than Permitted Indebtedness) has been (or concurrently with the initial borrowing will be) paid in full.
     (vii) Other Financial Information and Other Documents. The Lenders shall have received any updates or modifications to the financial information previously provided thereto by the Company, as reasonably requested by the Lenders. The Lenders shall have received any other documents reasonably requested thereby in connection with this Agreement, and each such document shall be in form and substance reasonably satisfactory to the Lenders.
     (viii) No Injunction, Etc. Except as set forth on Schedule 6.06, no litigation, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Loan Documents or the consummation of the transactions contemplated thereby; or which, in the Lenders’ reasonable discretion would make it inadvisable to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(c) Collateral Matters.
     (i) The Agent shall have received:
          (A) searches of relevant real property records and of UCC filings in the jurisdiction of the chief executive office of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent’s security interest in the Collateral, copies of the financing statements or security agreements on file in such jurisdictions and payoff letters in connection with existing Indebtedness, all of which shall evidence that no Liens exist other than Permitted Liens;
          (B) UCC financing statements for each appropriate jurisdiction as are necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral;
          (C) searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Agent in order to perfect the Agent’s security interest in the Collateral;
          (D) to the extent the membership interests are certificated, all equity certificates evidencing the Equity Interests pledged to the Agent pursuant to the Collateral Documents, together with duly executed in blank undated equity powers attached thereto;
          (E) all instruments and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Agent’s security interest in the Collateral to the extent required under the Security and Pledge Agreement;
          (F) duly executed consents as are necessary, in the Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral, including, without limitation, such agreements from lessors of real property as the Agent may require;
          (G) a duly executed perfection certificate from the Company in form and substance satisfactory to the Agent in its sole discretion; and
          (H) a copy of insurance certificates evidencing the policies required pursuant to Section 7.07, naming the Agent as additional insured and loss payee.
     (ii) Priority of Liens. The Agent shall have received satisfactory evidence that (A) the Agent, on behalf of the Lenders, holds a perfected Lien on all Collateral (subject to clause (B)) and (B) none of the Collateral is subject to any other Liens other than Permitted Liens.
(d) Miscellaneous.
     (i) Governmental and Third Party Approvals. The Company shall have received all material governmental, shareholder and third party consents and approvals necessary (as determined in the reasonable discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Lenders could reasonably be expected to have such effect.
          (ii) Corporate Structure and Capitalization of Parent. The capital and ownership structure and the equity holder arrangements of the Parent, on the Closing Date and on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents, shall be reasonably satisfactory to the Lenders (and the Lenders shall have received satisfactory evidence that (A) the capital and ownership structure and equity holder arrangements of the Parent are, as of the most recent date for which such information is available and with such detail as is reasonably available, as set forth in Schedule 6.13, and (B)  all Equity Interests of the Parent’s Subsidiaries shall be owned by the Parent and/or one or more Subsidiaries thereof).
          (iii) Other Documents. All opinions, certificates and other instruments, and all proceedings in connection with the transactions contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by the Loan Documents.
          (iv) Approval of Laminar’s Investment Committee. Laminar’s credit committee and investment committee shall have reviewed and approved the terms of the Loan Documents.
          (v) Completion of Due Diligence. The Lenders shall have completed their due diligence, in form and scope satisfactory to the Lenders, on the Company, the Parent, the Notes, the Warrant and the Pennsylvania Loans (including, but not limited to, due diligence related to (A) management background checks, (B) quality of earnings reports, (C) accounting and legal matters, (D) intellectual property, (E) the Company’s pro forma capital structure, (F) appraisals and (G) industry and market reports).
          (vi) Receipt of Updated Environmental Report. The Lenders shall have received, and shall be satisfied with, any requested updates to existing environmental reports.
          (vii) Permits. With respect to (A) discharges of stormwater and wastewater, (B) air emissions and (C) the chemicals to be stored and used at any real property owned or leased by the Company or any of its Subsidiaries, the Company shall have applied for, and otherwise be using commercially reasonable efforts to obtain, all permits necessary or desirable under applicable Environmental Laws in connection with the storage and usage of such chemicals.
     (e) Representations and Warranties. The representations and warranties of the Company and each other Loan Party contained in Article VI hereof and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Company and each other Loan Party contained in Article VI hereof and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
          (f) Defaults or Events of Default. No Default or Event of Default shall exist, or would result from entering into the Loan Documents.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
     Each of the Loan Parties jointly and severally represents and warrants to the Lenders that, immediately after giving effect to the transactions contemplated herein and the other Loan Documents:
6.01 Existence, Qualification and Power; Compliance with Laws.
     Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or limited liability company power and authority and all requisite governmental licenses, authorizations, consents and approvals necessary to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or limited liability company organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i) or all Laws referred to in clause (c), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.04 Binding Effect.
     This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes,

and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as limited by Debtor Relief Laws.
6.05 Financial Statements; No Material Adverse Effect.
     (a) The financial statements referred to in Sections 5.01 and 7.01 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments for the unaudited financial statements. Set forth on Schedule 6.05 hereto is a complete and correct list of all material credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Indebtedness of the Company or any of its Subsidiaries, and all material obligations of the Company or any of its Subsidiaries to issuers of material surety or appeal bonds issued for account of the Company or any such Subsidiary as of the Closing Date, and correctly sets forth the names of the debtor and creditor with respect to the Indebtedness obligations outstanding or to be outstanding and the property subject to any Lien securing such Indebtedness obligation as of the Closing Date. The Company has heretofore delivered to the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the Closing Date.
     (b) Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (c) [Reserved.]
     (d) The consolidated forecasted balance sheet and statements of income and cash flows of the Loan Parties and their Subsidiaries delivered pursuant to Section 5.01(b)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing and known to the Company at the time of delivery of such forecasts, and, based on such assumptions, represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.
6.06 Litigation.
     Except to the extent set forth on Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
6.07 No Default.
     Except to the extent set forth on Schedule 6.07, none of the Loan Parties or any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
6.08 Ownership of Property; Liens.
     Each of the Loan Parties and each Subsidiary has good record and insurable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.
6.09 Environmental Compliance.
     The Loan Parties and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.10 Insurance.
     The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.
6.11 Taxes.
     Except as set forth on Schedule 6.11, the Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither a Loan Party nor any Subsidiary thereof is party to any tax sharing agreement or similar Contractual Obligation.
6.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Loan Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
6.13 Subsidiaries; Authorized and Issued Equity Interests.
     (a) As of the Closing Date, the Company has no Subsidiaries or other equity investments in any person or entity other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens (other than Liens permitted by Section 8.01(a)).
     (b) The authorized capitalization of the Company as of the Closing Date (after giving effect to the transactions contemplated hereunder) is set forth on Part (b) of Schedule 6.13. Except as set forth on Part (b) of Schedule 6.13, no Loan Party has issued any of its Equity Interests and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional equity interest in the Loan Parties, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights. All of the outstanding Equity Interests of the Loan Parties have been duly and validly authorized and issued and are fully paid and nonassessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. Set forth on Part (b) of Schedule 6.13, as of the most recent date for which such information is available and with such detail is reasonably available, is a listing (after giving effect to the transactions contemplated hereunder) of all members, stockholders, shareholders and other equityholders (including the number of shares of each class or percentage partnership interest, as the case may be, owned by each such Person) of the Company and of the holders of all outstanding options, agreements, warrants, calls, convertible securities and other rights relating to the issuance of equity securities of, or interests in, the Company. Except as set forth on Part (c) of Schedule 6.13, as of the Closing Date (after giving effect to the transactions contemplated hereunder) (i) none of the Loan Parties is a party to any “phantom stock”, employee stock option plan, other equity-based incentive plan or similar agreement, (ii) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Loan Parties pursuant to any requirement of Law or Contractual Obligation applicable to the Loan Parties and (iii) no registration rights under the Securities Act have been granted by the Loan Parties with respect to its equity securities or interests which have not been registered.
6.14 Margin Regulations; Investment Company Act.
     (a) The Loan Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) None of the Loan Parties, any Person Controlling the Loan Parties, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15 Disclosure.
     The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or, to the knowledge of the Company, on behalf of any Loan Party to any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, forecasts and estimates, including estimated anticipated dates for receiving governmental approvals, each of the Loan Parties represents only that such information was prepared or provided in good faith based upon assumptions believed to be reasonable at the time.
6.16 Compliance with Laws.
     Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.17 Intellectual Property; Licenses, Etc.
     The Loan Parties and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted and as currently anticipated to be conducted, without conflict with the rights of any other Person. Set forth on Schedule 6.17 is a list as of the Closing Date of all active United States registered patents, trademark and copyrights (including pending applications for registration) owned by each of the Loan Parties and its Subsidiaries or that each of the Loan Parties or any of its Subsidiaries has the right to use as of the Closing Date. Except as set forth on Schedule 6.17, none of such IP Rights are subject to any licensing agreement or similar arrangement. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Loan Parties or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
6.18 Experience.
     Each Loan Party acknowledges that it has the business and financial experience to protect its respective interests.

6.19 Solvency.
     The (i) Company and (ii) the Parent and its Subsidiaries, taken as a whole, after consummation of the transactions contemplated by this Agreement and the other Loan Documents, are Solvent.
6.20 Compliance with Securities Laws.
     Assuming the accuracy of the representations and warranties of the Lenders contained in Article VIA hereof the offer and sale of the Notes are not required to be registered pursuant to the provisions of Section 5 of the Securities Act. None of the Loan Parties or any of their agents have solicited or will solicit any offers to sell or have offered to sell or will offer to sell all or any part of the Notes to any Person so as to bring the sale of Notes by the Company within the registration provisions of the Securities Act or any state securities laws.
6.21 Deposit Accounts.
     Schedule 6.21 lists all of the Deposit Accounts and Securities Accounts of the Loan Parties as of the Closing Date.
6.22 Business Locations.
     Set forth on Schedule 6.22 is a list of all real Property located in the United States that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.22 is a list of all locations in the United States where any tangible personal Property of a Loan Party is located as of the Closing Date. Set forth on Schedule 6.22 is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Loan Party as of the Closing Date.
6.23 Material Agreements.
     Schedule 6.23 accurately and completely lists all material agreements to which each of the Loan Parties is a party that involve amounts on an annual basis in excess of the Threshold Amount (each a “Material Agreement”), including, without limitation, all material purchase agreements, material license agreements, material supply agreements, material research agreements, material customer agreements, material right of way or occupancy agreements, material lease agreements, material consulting agreements, material management agreements and material employment agreements. All of such Material Agreements are valid, subsisting and in full force and effect and none of the Loan Parties, or, to the knowledge of the Loan Parties, any other parties, are in material default thereunder. The Loan Parties have provided or made available true and complete copies of all such Material Agreements to the Lenders.
6.24 Transactions with Affiliates.
     Except as set forth on Schedule 6.24, there are no Contractual Obligations of any Loan Party to any of the officers, directors, shareholders, Affiliates or their respective Affiliates, or Related Parties, of any Loan Party other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of any Loan Party and (iii) for standard employee benefits made generally available to all employees of the Loan Parties. Except as set forth on Schedule 6.24, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of any Loan Party has incurred Indebtedness to any Loan Party or has any direct or indirect material ownership interest in any Person with which any Loan Party is affiliated or, to the Loan Parties’ best knowledge, with which any Loan Party has a business relationship except that such Person may own stock in publicly traded companies. Other than as set forth on Schedule 6.24, no officer, director, shareholder, Affiliate, or any of their respective Affiliates or Related Parties, of a Loan Party, is, directly or indirectly, a party to or otherwise interested in any material Contractual Obligation with any Loan Party. Except as may be expressly disclosed in notes to the financial statements, no Loan Party is a guarantor or indemnitor of any Indebtedness of any other Person.
6.25 Parent Holding Company.
     The Parent is a single purpose entity that does not engage in any operations, business or activity other than (a) owning 100% of the Equity Interests of the Company, (b) pledging its interests therein to the Lenders, (c) executing the Loan Documents and shareholders agreements with respect to Equity Interests issued by the Parent, (d) executing a guaranty of the Company’s obligations under the Pennsylvania Loans and (e) fulfilling its obligations thereunder and performing other administrative functions incidental to the foregoing, in each case to the extent not otherwise prohibited hereunder.
6.26 Registration Statement.
     (a) When filed and declared effective by the SEC, the Registration Statement and any prospectus supplement will comply in all material respects with the Securities Act, and the rules and regulations of the SEC thereunder, and will not, as of the applicable effective date as to the Registration Statement and any amendment thereto and as of the date of the prospectus supplement and any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the prospectus supplement, as amended or supplemented after the Closing Date as required by the SEC’s rules and regulations, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (b) The documents incorporated by reference in the Registration Statement, when filed with the SEC, conform or will conform, as the case may be, in all material respects to the requirements of the Exchange Act, and none of such documents contained or will contain an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (c) The financial statements, and the related notes thereto, included or incorporated by reference in the Registration Statement present or will present, as the case may be, fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; said financial statements have been and will be prepared in conformity with GAAP applied on a consistent basis except as set forth in the notes thereto, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein.
6.27 SEC Reports: Financial Statements.
     The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
6.28 Internal Accounting Controls.
     To the extent required under the Securities Act or the Exchange Act, and except as set forth in the SEC Reports, the Company and its Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company with respect to any fees owed to its accountants and lawyers. To the extent required under the Securities Act or the Exchange Act, and except as set forth in the SEC Reports, the Company maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosures controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. To the extent required under the Securities Act or the Exchange Act, (a) the Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the Company’s Form 10-K for the fiscal year ended December 31, 2006 and Forms 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2007 (each such date, the “Evaluation Date”), (b) the Company presented the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of each Evaluation Date and (c) since the most recent Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.
6.29 Private Placement.
     Assuming the accuracy of the representations and warranties of Laminar set forth in Article VIA, the offer, issuance and sale of the Warrants to Laminar as contemplated hereby are exempt from the registration requirements of the Securities Act. The issuance and sale of the Warrants hereunder does not contravene the rules and regulations of the Principal Market and no shareholder approval is required for the Company to fulfill its obligations under the Equity Documents.
6.30 Principal Market; Approvals.
     The issuance and sale of the Warrants hereunder does not contravene the rules and regulations of the Principal Market and no Shareholder Approval is required (i) in connection with the issuance and sale of the Warrants being acquired by Laminar as contemplated by this Agreement, and (ii) for the Company to fulfill its obligations under the Equity Documents.
6.31 Listing and Maintenance Requirements.
     The Company has not, in the 12 months preceding the date hereof, received notice from any Principal Market on which any of its securities is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.
6.32 Application of Takeover Protections.
     The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents), as amended through the date hereof, or the laws of its state of incorporation that is or could become applicable to Laminar as a result of Laminar and the Company fulfilling their obligations or exercising their rights under the Equity Documents, including without limitation as a result of the Company’s issuance of the Warrants and Laminar’s ownership of the Warrants.
6.33 Acknowledgment Regarding Laminar’s Purchase of Warrants.
     The Company acknowledges and agrees that Laminar is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that Laminar is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by Laminar or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to Laminar’s purchase of the Warrants. The Company further represents to Laminar that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.
6.34 No General Solicitation or Advertising in Regard to this Transaction.
     Neither the Company, nor, to the knowledge of the Company, any of its directors or officers (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D of the Securities Act) or general advertising with respect to the sale of the Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Company’s offer and sale of the Warrants under the Securities Act or made any “directed selling efforts” as defined in Rule 902 of Regulation S.

ARTICLE VIA.
REPRESENTATIONS AND WARRANTIES OF THE LENDERS
     Each of the Lenders, severally and not jointly, represents and warrants only as to itself to the Company as follows:
          (a) It is an “accredited investor” as that term is defined in Rule 501 of the Securities Act, and that, in making the purchases contemplated herein, it is specifically understood and agreed that the Lenders is acquiring the Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of the Lenders’ property shall at all times be and remain within its control.
          (b) It understands that the Notes will not be registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.
          (c) It has not employed any broker or finder in connection with the transactions contemplated by this Agreement.
          (d) It has been furnished with or has had access to the information it has requested from the Company and has had an opportunity to discuss with the management of the Company the business and financial affairs of the Loan Parties, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Company hereunder or the right of the Lenders to rely thereon and to seek indemnification hereunder.
          (e) Either (i) no part of the funds to be used by such Lender to acquire or hold the Notes constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any “plan” within the meaning of Section 4975 of the Code or (ii) the acquisition and holding of the Notes by such Lender is exempt from the restrictions on prohibited transactions of ERISA and the Code pursuant to one or more statutory, regulatory or administrative exemptions.
ARTICLE VII.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each of its Subsidiaries to:
7.01 Financial Statements.
     Deliver to the Agent and each Lender (both in writing and by electronic transmission to ldc-fininfo@deshaw.com), in form and detail satisfactory to the Agent and the Required Lenders:
     (a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Company, a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth quarter of each Fiscal Year, which will be due within 90 days of the end of such quarter), a copy of the unaudited interim financial statements of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, containing, on a consolidated and consolidating basis, balance sheets and related statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail certified by the chief financial officer or treasurer of the Company to have been prepared in accordance with GAAP and to fairly and accurately present (subject to normal year-end audit adjustments and absence of footnotes) the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein; and
     (c) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each calendar month (other than the last month of each Fiscal Quarter which will be due within 45 days of the end of such Fiscal Quarter), (i) an operational summary prepared in reasonable detail, signed by a Responsible Officer of the Company, describing the operations and financial condition of the Parent and its Subsidiaries for the portion of the Fiscal Year then ended and discussing the reasons for any significant variations from the most recent projections for such Fiscal Year together with (ii) a copy of the unaudited interim financial statements of the Parent and its Subsidiaries as of the end of such calendar month and for the portion of the Fiscal Year then ended, containing, on a consolidated and consolidating basis, balance sheets and related statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail certified by the chief financial officer or treasurer of the Company to have been prepared in accordance with GAAP and to fairly and accurately present (subject to normal year-end audit adjustments and absence of footnotes) the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein.
     Documents required to be delivered pursuant to Section 7.01(a), (b) or (c) may be delivered electronically; provided that the Company shall deliver paper copies of such documents to the Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender.
7.02 Certificates; Other Information.
     Deliver to the Agent and each Lender (both in writing and by electronic transmission to ldc-fininfo@deshaw.com), in form and detail satisfactory to the Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

     (b) promptly after the furnishing thereof, copies of any statement or report furnished to the holder of any debt securities (including any Subordinated Indebtedness) of any Loan Party or any of its Subsidiaries;
     (c) promptly after any request by the Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company or Parent by independent accountants in connection with the accounts or books of the Parent, Company or any Subsidiary, or any audit of any of them;
     (d) within 30 days of each Fiscal Year end, (i) three-year financial forecasts with respect to the Loan Parties and their Subsidiaries, each prepared by a Responsible Officer of the Company, and each in form satisfactory to the Lenders, of income statement and cash flow statements; and (ii) a report supplementing Schedule 6.17, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application, such report to be signed by a Responsible Officer of the Company and to be in a form reasonably satisfactory to the Administrative Agent;
     (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.
7.03 Notices.
     Promptly, upon a Responsible Officer becoming aware of, notify the Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of a Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between a Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event; and
     (d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.
     Pay and discharge as the same shall become due and payable (taking into account any approved or authorized extensions), all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property except for Liens permitted in accordance with Section 8.01; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness and except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.05 Preservation of Existence; Conduct of Business, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04;
     (b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
     (c) (i) Preserve or renew (so long as capable of being renewed under applicable Laws) all of its patents, trademarks, trade names and service marks, the non-preservation or non-reissue of which could reasonably be expected to have a Material Adverse Effect, (ii) take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office, to maintain each such patent, patent application, trademark, or trademark application, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, and (iii) notify the Agent promptly if it knows that any material application, letters patent or registration relating to any such patent or trademark (or application therefore) of the Loan Parties or any of their Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, any court, or the United States Food and Drug Administration, including any relevant adverse action by a third party) regarding any Loan Party’s or any of its Subsidiary’s ownership of any patent or trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any license for any such patent or trademark.
7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;
     (b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and
     (c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.
     (a) Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where a Loan Party or the applicable Subsidiary operates, naming the Agent as loss payee and/or additional insured with respect to any such insurance and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.
     (b) In the event that a Loan Party or one of its Subsidiaries receives Net Cash Proceeds (from insurance payments, governmental reimbursement or otherwise) on account of an Involuntary Disposition, the Loan Parties shall apply such proceeds (a) to the purchase price of replacement property or other property used by the Loan Parties or their Subsidiaries in their line of business within 180 days of such Involuntary Disposition and/or (b) in accordance with Section 4.03(b). Any Net Cash Proceeds (in excess of amounts already applied toward replacement assets) of such Involuntary Disposition shall, pending application to replacement assets, be deposited in a Deposit Account. All insurance proceeds of Collateral shall be subject to the security interest of the Agent (for the ratable benefit of the Lenders) under the Collateral Documents.
7.08 Compliance with Laws.
     Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09 Books and Records.
     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and
     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
7.10 Inspection Rights; Field Audit.
     (a) Permit representatives and independent contractors on behalf of the Agent and the Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company, and at such reasonable times during normal business hours and upon reasonable notice and as often as may be reasonably desired; provided, however, that when an Event of Default exists the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice. In addition, the Loan Parties will permit, and will cause each Subsidiary to permit representatives on behalf of the Agent and the Lenders to conduct an annual field audit of the Company’s and its Subsidiaries’ assets at the reasonable expense of the Company.
     (b) Without limitation of subsection (a), permit the Lenders to appoint a consultant (financial or otherwise) to meet with the senior management and auditors of the Parent and its Subsidiaries and to have access to their respective records, in each case during normal business hours and no less frequently than once per calendar month for such duration as such consultant determines in the exercise of its commercially reasonable judgment, and the Loan Parties shall cause the senior management and auditors to work with such consultant in good faith and in a commercially reasonable manner. In such meetings, the senior management and auditors shall be prepared to discuss the business of the Parent and its Subsidiaries and all matters relevant to the Notes and the other transactions contemplated by this Agreement (as determined in the reasonable judgment of the Lenders). All cost and expense incurred by the Lenders with respect to such consultant shall be paid or reimbursed to the Lenders by the Company, provided that, in no event shall the Loan Parties be obligated to pay any such cost or expense in excess of $100,000 during the initial 12-month period after the Closing Date or in excess of $50,000 during any subsequent 12-month period, as such period shall be measured from the annual anniversary of the Closing Date (except after the occurrence and during the continuation of an Event of Default has occurred (regardless of whether such Event of Default is waived), in which case there shall be no limit as to the Loan Parties’ obligation for such costs and expenses). In addition, any and all calculations prepared by Parent or its Subsidiaries with respect to the financial covenants herein (or the component definitions thereof) shall be subject to the review of, and shall be satisfactory to, the Agent in its commercially reasonable judgment (which right of review the Agent shall be deemed to have delegated to such consultant until such time as the Agent notifies the Borrower to the contrary).
7.11 Use of Proceeds.
     Use the proceeds of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) fund the refinancing of certain indebtedness of the Company to First Niagara Bank in the amount of approximately $6,000,000; (b) fund approximately $8,000,000 to bring current certain accounts payable of the Company, including the payment promptly after the Closing Date of (i) approximately $3,300,000 to Daikin Chemical Europe, GmbH and (ii) approximately $4,000,000 in the aggregate to J. J. White Products, Inc. and Flemington of Ringoes, New Jersey; (c) fund research and development, sales and marketing expenses, working capital increases and other general corporate purposes of the Loan Parties; and (d) partially fund the costs, fees, and expenses arising in connection with the Loan Documents, each of the foregoing items and amounts on terms and conditions acceptable to Laminar in its sole discretion.
7.12 Additional Subsidiaries.
     At least 30 days prior (to the extent practicable) to any Person becoming a Subsidiary of the Company, notify the Lenders of such event, and, contemporaneously with such Person becoming a Subsidiary, cause such Person to (a) become a Guarantor by executing and delivering to the Lenders a joinder agreement with respect to this Agreement and the Security and Pledge Agreement, and such other document as the Lenders shall deem appropriate for such purpose, and delivering such other documents as the Agent shall deem appropriate for such purpose, and (b) deliver to the Agent documents of the types referred to in clause (iii) of Section 5.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all of the foregoing in form, content and scope reasonably satisfactory to the Agent; provided, however, that no Subsidiary shall be required to become a Guarantor if and to the extent that material adverse tax consequences would result therefrom.

7.13 Environmental Matters.
     (a) Establishment of Procedures. Establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all property of the Loan Parties and their Subsidiaries and the operations conducted thereon and other activities of the Loan Parties and their Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.
     (b) Notice of Action. Promptly notify the Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Loan Parties have knowledge in connection with any Environmental Laws, excluding action in respect of permit applications in the ordinary course of business and routine testing and corrective action.
7.14 Further Assurances.
     Upon the request of the Agent or the Required Lenders, cure promptly any defects in the creation and issuance of the Obligations and the execution and delivery of the Loan Documents. The Loan Parties at their expense will and will cause each Subsidiary to promptly execute and deliver to the Agent or the Required Lenders upon reasonable request all such other documents, agreements and instruments to comply with the covenants and agreements of the Loan Parties or any Subsidiary, as the case may be, in the Loan Documents, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.
7.15 Remarketing Cooperation.
     Cooperate with the Lenders in completing any resale of any portion of the Notes provided such Resale is in compliance with applicable Securities Laws. Such cooperation shall include, without limitation, the following: (i) as promptly as reasonably practicable, producing information related to the Loan Parties and their business and operations necessary to produce, prepare and complete a preliminary “bank book” relating to such Notes; and (ii) delivering to the Lenders all audited consolidated financial statements of the Loan Parties, prepared in accordance with GAAP and all other data and schedules of the Loan Parties, and such unaudited consolidated financial statements of the Loan Parties, pro forma financial statements, in each case, prepared in accordance with, or reconciled to, GAAP.
7.16 Pledged Assets; IP Subsidiary; Material Agreements.
     (a) Equity Interests. Cause (i) cause one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) cause sixty-five percent (65%) in each Foreign Subsidiary (or, subject to the last sentence of this subsection (a), such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and

(B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) directly owned by the Company or any Domestic Subsidiary to be subject at all times to a perfected Lien (subject only to Permitted Liens) in favor of the Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Agent shall reasonably request.
     (b) Other Assets. (i) Cause all of its owned real and personal Property that is Collateral to be subject at all times (except as otherwise provided herein) to perfected and, in the case of owned real Property, if any, title insured Liens (subject only to Permitted Liens) in favor of the Agent, for the ratable benefit of each Lender, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(d), all in form, content and scope reasonably satisfactory to the Agent. Notwithstanding anything to the contrary set forth in this Section 7.16, the obligations of the Loan Parties under this Section 7.16(b) with respect to leased Property shall be limited solely to using commercially reasonable efforts, and any refusal by the lessor or landlord to cooperate with any action sought to be taken under this Section 7.16(b) shall not constitute a Default or an Event of Default.
     (c) IP Subsidiary. After the occurrence and during the continuance of an Event of Default, (i) Promptly upon the request of the Agent, and in any event within 30 days thereafter, cause the Company to form a new wholly-owned special purpose subsidiary (the “IP Subsidiary”) of the Company for the purposes of holding title to all of the Company’s owned and patents, trademarks, copyrights, applications therefore and all related IP Rights, (ii) contemporaneously with the formation of the IP Subsidiary, cause the IP Subsidiary to become a Guarantor by executing and delivering the documents required and/or requested by the Agent pursuant to Section 7.12, (iii) and contemporaneously with the formation of the IP Subsidiary, if possible, and in any event within 30 days following request of the Agent to form the IP Subsidiary, cause ownership of all of the Company’s United States patents, trademarks, copyrights, applications therefore and all related IP Rights (including outbound licenses therefore) to be transferred to the IP Subsidiary, (iv) as soon as practicable, and in any event within 90 days following the formation of the IP Subsidiary (or such later date as may be agreed by the Agent in its sole discretion) cause ownership of all of the Company’s foreign patents, trademarks, copyrights, applications therefore and all related IP Rights (including outbound licenses therefore) to be transferred to the IP Subsidiary, in each case pursuant to documentation in form and substance acceptable to the Agent and its counsel.
     (d) Material Agreements. With respect to any agreement or contract of a Loan Party entered into after the Closing Date (including, without limitation, any manufacturing agreement) that would qualify as a Material Agreement pursuant to Section 6.23 if in effect on the Closing Date, the Company shall provide the Agent prior advance notice and a copy thereof, and the Loan Parties shall use commercially reasonable efforts to ensure that any such Material Agreement contains (or that the applicable counterparty provides in a separate document) (i) an acknowledgment by the applicable counterparty of the Agent’s security interest in such Material Agreement and the Company’s rights thereunder and (ii) a consent by such counterparty to the exercise by the Agent of its rights under the Loan Documents, in each case in form and substance reasonably satisfactory to the Agent.
7.17 Board Observation Rights.
     (a) Permit one (1) Person, designated by the Lenders, representing the Lenders (the “Observer”) holding at least a majority of the aggregate outstanding principal amount of the Notes to attend and observe (but not vote) at all meetings of the board of directors of the Parent (which shall be held on at least a quarterly basis), and any committee thereof, whether in person, by telephone or otherwise. The Parent shall notify the Observer in writing of (i) the date and time for each general or special meeting of its board of managers (or directors, as applicable) or any committee thereof and (ii) of the adoption of any resolutions or actions by written consent (describing, in reasonable detail, the nature and substance of such action). In the case of a general meeting, such notice shall be given to the Observer at least one (1) week prior to any general meeting; in the case of the approval of resolutions or actions by written consent, such notice shall be given to the Observer at least three (3) Business Days prior to the approval of resolutions or actions by written consent; and in the case of any special meeting, such notice shall be given to the Lenders at the time notice is provided to the board of managers (or directors, as applicable) of such special meeting. The Parent shall concurrently deliver to the Observer any materials delivered to the board of managers (or directors, as applicable), including a draft of any resolutions or actions proposed to be adopted by written consent. The Observer shall be free prior to such meeting or adoption by consent to contact the board of managers (or directors, as applicable) and discuss the pending actions to be taken.
     (b) Pay the Observer’s reasonable out-of-pocket expenses (including, without limitation, the cost of airfare, meals and lodging) in connection with the attendance of such meetings.
     (c) If an issue is to be discussed or otherwise arises at any meeting of the board of managers (or directors, as applicable) of the Parent or committee thereof which, in the reasonable good faith judgment of the board of managers (or directors, as applicable), is not appropriate to be discussed in the presence of the Observer in order to avoid a conflict of interest on the part of the Observer or to preserve an attorney-client privilege, then such issue may be discussed without the Observer being present, so long as the Observer is given notice of the occurrence of such judgment by the board of managers (or directors, as applicable) and that the Observer is being excused.
7.18 Post-Closing Actions.
     (a) Within 30 days of the Closing Date (or by such later date as agreed to by the Agent in writing), deliver to the Agent one or more fully executed Deposit Account Control Agreements, in form and substance reasonably acceptable to the Agent (and which do not automatically terminate prior to the Maturity Date), with respect to each of its Deposit Accounts (whether located at KeyBank National Association or another financial institution reasonably acceptable to the Agent), except with respect to Permitted Unperfected Accounts (as defined in the Security and Pledge Agreement), it being further understood and agreed that (i) all other Deposit Accounts will be closed after all outstanding invoices for accounts receivable outstanding which included payment instructions to such account are paid in full, provided that the Company uses the account for no other purposes and that it promptly transfers such payments into accounts subject to a Deposit Account Control Agreement within such timeframe and (ii) the aggregate amount maintained in Deposit Accounts at First Niagara Bank and other Deposit Accounts not subject to an executed Deposit Account Control Agreement acceptable to the Agent shall not exceed $100,000 at any one time outstanding.

     (b) Within 60 days after the earlier of (i) receipt by the Parent or the Company of regulatory approval to market or sell sevoflurane or desflurane in the European Union or (ii) Laminar’s request, which request shall be given no earlier than the date that is 45 days after the Closing Date (or by such later date as agreed to by the Agent in writing), (A) deliver to the Agent a fully executed French law governed pledge agreement covering 65% of the Equity Interests of Minrad EU and a related opinion of French counsel to Minrad EU, each in form and substance reasonably acceptable to the Agent, and (B) take such other actions as may be reasonably requested by the Agent in connection with such pledge.
     (c) Within 10 days of the Closing Date (or by such later date as agreed to by the Agent in writing), (i) deliver to the Agent and Chicago Title (i.e., the title insurance company issuing a lender’s title insurance policy) a completed and up-to-date survey with respect to the Company’s Bethlehem, Pennsylvania facility, which survey shall be in form and substance reasonably acceptable to the Agent and Chicago Title, and (ii) cause Chicago Title to issue a title insurance policy endorsement that effectively removes any survey exception existing in such policy on the Closing Date.
ARTICLE VIII.
NEGATIVE AND FINANCIAL COVENANTS
     So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:
8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (the “Permitted Liens”):
     (a) Liens securing Obligations;
     (b) Liens existing on the date hereof and listed on Schedule 8.01, but not including any renewals or extensions of the underlying obligations;
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, including exceptions 13 through 18 on Schedule B-2 of Chicago Title Report Number 8108-0007 File Number 825069LC covering the Bethlehem, Pennsylvania, property;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;
     (i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and
     (j) existing Liens on Investments or assets acquired pursuant to Section 8.02; and
8.02 Investments.
     Make any Investments, except:
     (a) Investments held by the Company or such Subsidiary in the form of Cash Equivalents for which the Agent, for the benefit of the Lenders hereunder, has a security interest;
     (b) Investments of any Loan Party in any other Loan Party;
     (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and
     (d) Guarantees permitted by Section 8.03;
     (e) Right to acquire up to 2,000,000 shares of RxElite Holdings, Inc. common stock without the payment of further consideration; and
     (f) Investments in The SmartPill Corporation existing as of the date hereof and described on Schedule 6.13.
8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness arising under the Loan Documents;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 6.05, but not including and any refinancings, refundings, renewals or extensions thereof;
     (c) Guarantees of the Loan Parties in respect of Indebtedness otherwise permitted hereunder of the Loan Parties;

     (d) obligations (contingent or otherwise) of the Loan Parties or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) Indebtedness in respect of capital leases, Synthetic Lease Obligations, purchase money obligations for fixed or capital assets within the limitations set forth in Section 8.01(i) and other unsecured Indebtedness; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000; and
     (f) Indebtedness under the Pennsylvania Loans existing as of the date hereof.
8.04 Fundamental Changes.
     Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Loan Party may merge with any other Loan Party, provided that if such merger involves the Company, the Company is the surviving entity; and
     (b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party.
8.05 Dispositions.
     Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment, real property or other non-working capital assets to the extent that (x)(i) such property is exchanged for credit against the purchase price of similar or replacement property, (ii) the proceeds of such Disposition are reasonably promptly (and in any event within 180 days of the applicable Disposition) applied to the purchase price of such replacement property or other property used by the Loan Parties or their Subsidiaries in their line of business, or (iii) the aggregate consideration for such Disposition, together with all other Dispositions in the same Fiscal Year does not exceed $100,000 and the Net Cash Proceeds of such Disposition are applied in accordance with Section 4.05(b); and (y) with respect to Dispositions described in the foregoing clause (ii) the net proceeds (in excess of amounts already applied toward similar or replacement assets) of such Disposition are, pending application to similar or replacement assets, deposited in a Deposit Account;

     (d) Dispositions of property by any Subsidiary to any Loan Party or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party; and
     (e) Dispositions permitted by Section 8.04.
provided, however, that any Disposition pursuant to clauses (a) through (c) shall be for fair market value.
8.06 Restricted Payments.
     Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) (i) any Subsidiary of the Parent may make Restricted Payments to any Loan Party and (ii) subject to the terms of the Equity Documents, the Parent or any Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; and
     (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent may repurchase Equity Interests of the Company held by former employees, directors or consultants pursuant to stock repurchase agreements in an aggregate amount not to exceed $100,000 in any Fiscal Year.
8.07 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
8.08 Transactions with Affiliates.
     Enter into any transaction of any kind with any Affiliate of a Loan Party known to the Company to be an Affiliate, whether or not in the ordinary course of business, except that a Loan Party or a Subsidiary may, subject to the payment restrictions set forth in Section 8.06, enter into transactions on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
8.09 Burdensome Agreements.
     Enter into any Contractual Obligation (other than the Loan Documents in effect as of the Closing Date) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or to otherwise transfer property to the Company, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

8.10 Use of Proceeds.
     Use the proceeds of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11 ERISA Compliance.
     Engage in any transaction, activity or occurrence with which the Loan Parties or any Subsidiary could be subject to valid claims, actions or lawsuits regarding non-compliance or violation of any provision of ERISA, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.12 Sales and Leasebacks.
     Except as permitted pursuant to Section 8.05, enter into any arrangement, directly or indirectly, with any Person whereby a Loan Party or any Subsidiary shall sell or transfer any of its property, whether now owned or hereafter acquired, and whereby the Company or such Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Company or any Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.
8.13 Sale or Discount of Receivables.
     Discount or sell (with or without recourse) any of its notes receivable or accounts receivable (excluding any discounts provided in the ordinary course of business and settlement of past due amounts in the ordinary course of business and in accordance with prudent commercial practice).
8.14 Environmental Matters.
     Cause or permit any of its property to be in violation of, or do anything or permit anything to be done which will subject any such property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such property, in each case where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.
8.15 Subsidiaries.
     (a) Create any Foreign Subsidiaries, other than as required to comply with pharmaceutical and medical devise regulatory registration requirements after the Closing Date (it being understood and agreed that any such required Foreign Subsidiaries shall be capitalized only to the extent mandated by such requirements), or (b) create any Domestic Subsidiaries after the Closing Date unless the Loan Parties and its Subsidiaries have complied with Section 7.12.
8.16 Financial Covenants.
     (a) Minimum Consolidated Net Worth. Permit as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008, Consolidated Net Worth on such date to be less than the amount set forth below opposite such period:

Minimum Consolidated
Fiscal Quarter Ending	Net Worth
March 31, 2008	$21,705,000
June 30, 2008	$23,219,000
September 30, 2008	$24,023,000
December 31, 2008	$26,024,000
March 31, 2009	$26,609,000
June 30, 2009	$30,656,000
September 30, 2009	$34,857,000
December 31, 2009	$40,523,000
March 31, 2010	$45,000,000
June 30, 2010	$45,000,000
September 30, 2010	$45,000,000
December 31, 2010 and thereafter	$45,000,000
     (b) Minimum Consolidated Total Revenues. Permit as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008, Consolidated Total Revenues for the twelve month period ending on such date to be less than the amount set forth below opposite such period:

Minimum
Consolidated
Fiscal Quarter Ending	Total Revenues
March 31, 2008	$38,674,000
June 30, 2008	$43,370,000
September 30, 2008	$44,671,000
December 31, 2008	$46,211,000
March 31, 2009	$48,982,000
June 30, 2009	$51,488,000
September 30, 2009	$56,162,000
December 31, 2009	$59,168,000
March 31, 2010	$70,000,000
June 30, 2010	$70,000,000
September 30, 2010	$70,000,000
December 31, 2010 and thereafter	$70,000,000
     (c) Minimum Consolidated EBITDA. Permit as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008, Consolidated EBITDA for the trailing twelve month period then ended, to be less than the amount set forth below opposite such period:

Minimum
Consolidated
Fiscal Quarter Ending	EBITDA
March 31, 2008	$8,967,000
June 30, 2008	$8,006,000
September 30, 2008	$6,816,000
December 31, 2008	$7,381,000
March 31, 2009	$5,858,000

Minimum
Consolidated
Fiscal Quarter Ending	EBITDA
June 30, 2009	$7,702,000
September 30, 2009	$10,493,000
December 31, 2009	$12,676,000
March 31, 2010	$17,500,000
June 30, 2010	$17,500,000
September 30, 2010	$17,500,000
December 31, 2010 and thereafter	$17,500,000
     (d) Maximum Consolidated Total Leverage Ratio. Permit as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008, the Consolidated Total Leverage Ratio for the trailing twelve month period then ended, to be greater than the amount set forth below opposite such period:

Maximum Consolidated
Fiscal Quarter Ending	Total Leverage Ratio
March 31, 2008	1.70:1.00
June 30, 2008	2.60:1.00
September 30, 2008	2.50:1.00
December 31, 2008	2.20:1.00
March 31, 2009	2.70:1.00
June 30, 2009	1.40:1.00
September 30, 2009	1.00:1.00
December 31, 2009	0.50:1.00
March 31, 2010	0.50:1.00
June 30, 2010	0.50:1.00
September 30, 2010	0.50:1.00
December 31, 2010 and thereafter	0.50:1.00
     (e) Minimum Consolidated Net Working Capital. Permit as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008, Consolidated Net Working Capital to be less than the amount set forth below opposite such period:

Minimum
Consolidated
Period Ending	Net Working Capital
March 31, 2008	$13,600,000
June 30, 2008	$19,000,000
September 30, 2008	$19,000,000
December 31, 2008	$20,000,000
March 31, 2009	$18,500,000
June 30, 2009	$16,000,000
September 30, 2009	$19,000,000
December 31, 2009	$19,500,000
March 31, 2010	$20,000,000
June 30, 2010	$20,000,000
September 30, 2010	$20,000,000
December 31, 2010 and thereafter	$20,000,000

     (f) Maximum Consolidated Capital Expenditures. Make or commit to make in any Fiscal Year Consolidated Capital Expenditures in the aggregate for the Parent and its Subsidiaries in excess of the amount set forth below opposite such Fiscal Year:

Maximum
Consolidated
Fiscal Year Ended	Capital Expenditures
December 31, 2008	$4,000,000
December 31, 2009	$8,500,000
December 31, 2010	$7,500,000
December 31, 2011*	$1,000,000

*	Only applicable for the portion of 2011 prior to the Maturity Date
8.17 Deposit and Securities Accounts.
     Establish after the Closing Date, directly or indirectly, any new bank account, Deposit Account or Securities Account without prior written notice to the Agent and unless such account is subject to a control agreement in form and substance satisfactory to the Agent. The Company shall be the sole account holder of each Deposit Account or Securities Account and the Loan Parties shall not allow any other Person (other than the Agent) to have control over a Deposit Account or Securities Account or any Property deposited therein.
8.18 Limitations on Affiliate Ownership of Obligations.
     Permit the Company or the Parent, to directly or indirectly, purchase, participate, be assigned or in any way beneficially own any of the Indebtedness arising under any of the Loan Documents.
8.19 Modifications of Pennsylvania Loans.
     Amend, replace, refinance, refund, restructure, supplement, extend or otherwise modify the Pennsylvania Loans and related documents in effect on the Closing Date to contravene the provisions hereof or otherwise in a manner materially adverse to the Lenders.
8.20 Prepayment of Other Indebtedness.
     Directly or indirectly, voluntarily purchase, redeem, defease or prepay any Indebtedness (other than Indebtedness under the Loan Documents), other than (a) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 8.05; (b) prepayment of Indebtedness in connection with capital leases and purchase money Indebtedness permitted hereunder; and (c) so long as no Default or Event of Default exists at the time of such action (including after giving effect thereto), the Pennsylvania Loans.
8.21 Changes to Organizational Documents.
     Permit the charter, by-laws or other Organization Documents of a Loan Party or any Subsidiary to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders.
8.22 Changes in Fiscal Year.
     Change its Fiscal Year.

8.23 IP Subsidiary.
     At any time that the IP Subsidiary shall be in existence, permit the IP Subsidiary to incur any Indebtedness or grant any Liens upon any of its properties or assets or engage in any operations, business or activity other than (a) owning registered patents, trademarks, copyrights, applications therefore and related IP Rights, and activities reasonably related thereto (including the licensing of such IP Rights to third parties pursuant to documentation acceptable to the Agent), (b) acting as a Guarantor hereunder and pledging its assets to the Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party and (c) fulfilling its obligations under the Loan Documents.
8.24 Parent.
     Permit the Parent to incur any Indebtedness, grant any Liens upon any of its properties or assets or engage in any operations, business or activity other than (a) owning 100% of the Equity Interests of the Company, (b) pledging its Equity Interests of the Company to the Agent, (c) executing the Collateral Documents in favor of the Agent, (d) fulfilling its obligations under the Loan Documents, and (e) employing executive officers of the Company and managing its operations.
ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
Any of the following shall constitute an Event of Default (an “Event of Default”):
     (a) Non-Payment. The Company or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of Principal of any Notes, or (ii) within two (2) days after the same becomes due, any interest on any Notes, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. (i) The Company or any other Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 7.05, 7.07(a), 7.11, 7.16 and 7.17 or Article VIII when and as required to be performed or observed or (ii) the Company or any other Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 7.01, 7.02, 7.03(b), (c) and (d), and 7.07(b) and such failure continues for five (5) days after written notice thereof has been given to the Company by the Lenders or after any Loan Party becomes aware, or any Responsible Officer of any Loan Party becomes aware, thereof; or
     (c) Other Defaults. The Company or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or subsection (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof has been given to the Company by the Lenders or after any Loan Party become aware; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or

     (e) Cross-Default. (i) The Company or any other Loan Party (A) fails after all applicable grace periods to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or
     (ii) The Company or any other Loan Party shall default in the payment when due, or in the performance or observance, of any material obligation or material condition of any Contractual Obligation the result of which could reasonably be expected to have a Material Adverse Effect, unless, but only as long as, the existence of any such default is being contested by the Company or any such Loan Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Company or any such Loan Party to the extent required by GAAP; or
     (f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by indemnification or independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of fifteen (15) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (j) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (k) Destruction of Collateral. There shall occur any material damage to, or loss, theft or destruction of, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of a Loan Party or any of their respective Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole; or
     (l) Subordinated Debt Documentation. (i) There shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness or (iv) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness.
     (m) Change of Control. There shall occur (i) any failure by the Company, for any reason, to comply with the procedures, or to timely make any required payment, set forth in Section 4.07 regarding a Change of Control Offer or (ii) any Change of Control in circumstances where Section 4.07 need not be complied with because of applicable securities laws or regulations.
9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, then (A) if such event is an Event of Default specified in Section 9.01(f) or Section 9.01(g), all of the Notes shall automatically become immediately due and payable, together with interest accrued and premium, if any, thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company and each other Loan Party, (B) if such event is an Event of Default specified in Section 9.01(a), any Lender may, at its option, declare by notice in writing to the Company all of its Notes to be, and all of its Notes shall thereupon be and become, immediately due and payable, together with interest accrued and premium, if any, thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each other Loan Party, and (C) if such event is any other Event of Default, Lenders holding an aggregate Principal amount of greater than fifty percent (50%) or more of outstanding Notes may, at their option, declare by notice in writing to the Company all of its Notes to be, and all of its Notes shall thereupon be and become, immediately due and payable, together with interest accrued and premium, if any, thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each other Loan Party. The Principal amount of the Notes payable upon an Event of Default and acceleration pursuant to this Section 9.02 shall be an amount equal to the outstanding Principal amount of the Notes.
9.03 Other Remedies; Application of Funds
     (a) If any Event of Default under Section 9.01(a), (f) or (g) shall occur and be continuing, any Lender, and (b) if any other Event of Default shall occur and be continuing, the Required Lenders, may proceed to protect and enforce its rights under this Agreement and the Notes by exercising such remedies as are available under applicable Law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
     After acceleration of the Notes and Obligations as provided in Section 9.02, all amounts received by the Agent shall be applied (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) payable to the Agent in its capacity as such, (ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders), ratably among them in proportion to the respective amounts described in this clause (ii), (iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them, (iv) fourth, to payment of that portion of the Obligations constituting unpaid Principal, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them; and (v) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
9.04 Rescission of Acceleration.
     The provisions of Section 9.02 are subject to the condition that if the Principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in Section 9.01(e)(ii), the Required Lenders may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:
     (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;
     (b) all arrears of interest and Principal upon all the Notes and all other sums payable under the Notes and under this Agreement shall have been duly paid, unless the same specifically has been waived in writing by the Required Lenders; and

     (c) each and every other Event of Default shall have been made good, cured or waived;
and provided that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.
ARTICLE X.
MISCELLANEOUS
     As further and special provisions set forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:
10.01 Entire Agreement.
     This Agreement, the Loan Documents and other documents referred to herein and therein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein.
10.02 Reimbursement of Expenses.
     Each of the Loan Parties agrees (a) to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders (including, without limitation, the reasonable fees and expenses of counsel to the Agent and the Lenders) in connection with (i) the due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Loan Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (ii) the administration, monitoring and review of this Agreement, the Notes and the other Loan Documents (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying), (b) to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders (including, without limitation, reasonable attorneys’ fees and expenses) in connection with (x) any refinancing or restructuring of the Notes, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Loan Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, (c) to pay and hold the Agent and the Lenders harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lenders), that may be payable in connection with the Notes contemplated by this Agreement and the other Loan Documents, and (d) to pay all reasonable fees, expenses and disbursements of the Agent or any Lender incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings, and any amendments, modifications, releases or terminations thereof.
10.03 Survival of Agreements and Representations and Warranties.
     All agreements, representations and warranties contained herein or made in writing by the Loan Parties (x) shall be considered to have been relied upon by the Lenders, (y) shall survive the execution and delivery of this Agreement, the Notes and payment therefor or termination of this Agreement and may be relied upon by any Lenders, regardless of any investigation made at any time by or on behalf of the Lenders and (z) shall continue in full force and effect until the repayment in full of the Notes and all other Obligations (it being understood and agreed that indemnification obligations shall specifically survive the repayment of the Notes and Obligations).
10.04 No Waiver.
     No delay by or on behalf of the Lenders in exercising any rights conferred hereunder, and no course of dealing between the Lenders, and the Loan Parties shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.
10.05 Binding Effect; Participations.
     All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto, except that each of the Company and the other Loan Parties may not assign or transfer any of its respective rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Lenders.
10.06 Initial Holder.
     The Company shall be entitled to treat and deal with the Lenders, and shall not be required to recognize any other Person as the holder of any Note, except after production of such Note duly endorsed for transfer, together with such documentation as the Company may reasonably require concerning compliance with Federal or state securities laws, or after receipt by the Company of written notice from the Person theretofore entitled to be treated as the holder advising the Company of the transfer of such Note to such other Person and stating the latter’s address, together with such documentation as the Loan Parties may reasonably require concerning compliance with Federal or state securities laws.
10.07 Cumulative Powers.
     No remedy herein conferred upon the Lenders or any holder of the Notes, as the case may be, is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.
10.08 Loss of Securities; Reissue of Securities in Lesser Denominations.
     Upon:
     (a) receipt of evidence satisfactory to the Company of loss, theft, mutilation or destruction of a Note, and
     (b) in the case of any such loss, theft or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver a new Note of like tenor, in lieu of such lost, stolen, mutilated or destroyed Note. In addition, upon request of any holder of a Note, or other securities of the Company now or hereafter issued by the Company to the Lenders, and upon surrender of such Note, or other securities to the Company and compliance with any restrictive legends, the Company will reissue, in lesser denominations to parties designated by such holder, new certificates or other securities in the equivalent amounts of such other securities surrendered.
10.09 Communications.
     All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile or registered or certified mail, to the Lenders, the Loan Parties at their addresses set forth on Schedule 10.09 or to such other address with respect to any party as such party shall notify the other parties hereto in writing. Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile, or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third business day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail. Except as otherwise provided for herein, Loan Parties shall use their commercially reasonable efforts to complete all requests for disclosure or other provision of information to be made or otherwise given by the Loan Parties shall be completed no later than ten (10) days following the receipt by the Loan Parties of a written request therefor in the manner described in this Section 10.09.
10.10 Form, Registration, Transfer and Exchange of Notes; Lost Notes.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Notes at the time owing to it); provided that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Notes at the time owing to it, or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund as defined in subsection (h) of this Section with respect to a Lender, shall not be less than $1,000,000 unless each of the Agent and, so long as no Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Notes assigned; and
     (iii) the parties to each assignment shall execute and deliver to the Agent an assignment and assumption agreement (an “Assignment and Assumption”) in a form acceptable to the Agent.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Company’s obligations surviving termination of this Agreement). Upon request, Agent shall prepare and the Company shall execute and deliver a Note (each a “Replacement Note”) to the assignee Lender and, to the extent the assigning Lender has not assigned the entire amount of its original Note, to the assigning Lender as well. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) The Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of each Lender’s Notes owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may, without the consent of, but with prior notice to the Agent, sell participations to one or more entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment and/or its Notes owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) except to the extent consented to by Agent in its sole discretion with respect to each participation, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.
     (e) A Participant shall not be entitled to receive any greater payment than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) If the consent of the Company to an assignment or to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the provision to the first sentence of subsection (b) above), the Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Agent) unless such consent is expressly refused by the Company prior to such fifth Business Day.

     (h) As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other person (other than a natural person or a Loan Party or Affiliate thereof) approved by the Agent.
“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (i) Any Lender may make an assignment to any Person as provided for herein provided that (i) such Assignment is made in compliance with the Securities Act and any applicable state securities laws, (ii) such Lender has provided the Company with such information as to such Transferee’s compliance with applicable securities laws as reasonably may be requested by the Company. The Company shall cooperate in connection with any such Transfer including providing such information to any Lender or such Lender’s proposed Transferee as, in the reasonable opinion of counsel to the transferor, may be necessary to satisfy the requirements of Rule 144A of the Securities Act in connection with any Transfer to a “Qualified Institutional Buyer” under such rule. Upon any Transfer, the Transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Lender making such Transfer and shall thereunder be deemed a “Lender” under this Agreement.
     (j) Upon original issuance, and until such time as the same is no longer required under the applicable requirements of the Securities Act, each Note (and all securities issued in exchange therefor or situation thereof) shall bear the following legend:
“THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE ARE AVAILABLE UPON REQUEST BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 50 COBHAM DRIVE ORCHARD PARK, NEW YORK 14127.”
     The Loan Parties shall, from time to time at the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, all further instruments as may in such Lender’s reasonable opinion be necessary or advisable to give full force and effect to any Transfer and shall provide to such Lender or to such party or parties as such Lender may designate all such information as such Lender reasonable may request.

10.11 Confidentiality; Public Announcements.
     (a) Each Lender shall use its best efforts not to make public disclosure of any information (i) designated by the Company in writing as confidential, including all information presented at or in connection with meetings of the Parent’s board of directors and all financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Loan Parties in connection with the Notes contemplated by this Agreement or (ii) disclosed orally in any meeting of the board of directors to the observer attending the meeting on behalf of the Lenders and orally identified as confidential; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Lender, information obtained from sources other than the Loan Parties or information that is or becomes in the public domain other than through the fault of such Lender, nor shall it be construed to prevent such Lender from (i) making any disclosure of any information (A) if required to do so by any requirement of Law (it being understood and agreed, however, that such Lender shall make a good faith effort to advise the Company of such requirement prior to disclosure and cooperate with any effort by a Loan Party, at its expense, to limit or prevent such disclosure), (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Lender’s business or that of the Loan Parties or their affiliates of such Lender in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena (it being understood and agreed, however, that such Lender shall make a good faith effort to advise the Company of such requirement prior to disclosure and cooperate with any effort by a Loan Party, at its expense, to limit or prevent such disclosure); or (ii) to the extent such Lender or its counsel deems necessary or appropriate to do so to effect or preserve its security for any applicable investment or financing or to enforce any remedy provided herein or in any applicable investment or financing documents or otherwise available by law; or (iii) making, on a confidential basis (providing for confidentiality to the extent provided herein), such disclosures as such Lender deems necessary or appropriate to such Lender’s legal counsel or accountants (including outside auditors); or (iv) making such disclosures as such Lender reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which such Lender in good faith desires to sell an interest in any applicable investment or financing; provided, however, that such bank, financial institution or other entity or counsel to or representative thereof, agrees to take reasonable steps to maintain the confidentiality of such disclosures; or (v) making such disclosures to (x) any bank or financial institution and (y) S&P, Moody’s and/or other ratings agency, as such Lender reasonably deems necessary or appropriate in connection with such Lender’s obtaining financing.
     Each Lender acknowledges and agrees that the Parent’s common stock is publicly traded and that the confidential information referenced in this Section may include material non-public information. Accordingly, each Lender (a) acknowledges it is subject to restrictions under federal and state securities laws regarding the purchase or sale of the Parent’s common stock while in the possession of material non-public information and (b) without limiting the foregoing, agrees to abide by the Parent’s Insider Trading Policy governing trading by officers and directors of the Parent as in effect from time to time for as long as it shall have the Board observation rights set forth in Section 7.17.
     (b) The Required Lenders shall have the right to review and approve, such approval not to be unreasonably withheld, any public announcement or public filing made after the Closing Date relating to the Note, or to the Lenders in any way before any such announcement or filing is announced or filed, provided, however, no review or approval shall be required for any such announcement or filing required to be announced or filed by law. In addition, the Lenders shall provide the Company an opportunity to review and approve any public announcement issued by the Lenders specifically relating to the Note, such approval not to be unreasonably withheld or delayed; provided, however, no review or approval shall be required for any such announcement required to be announced by law; provided further, the Lenders shall provide the

Company with an advance copy of any regulatory filings relating to the Notes or Lenders or tombstone ads prepared by or on behalf of the Lenders, but shall not be required to obtain approval by the Company.
10.12 Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.
10.13 Headings.
     The descriptive Section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.
10.14 Multiple Originals.
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
10.15 Amendment or Waiver.
     This Agreement may be amended, and the Loan Parties may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Loan Parties shall obtain the prior written consent of the Required Lenders to such amendment, action or omission to act; provided, however, that, without the prior written consent of all of the Lenders, no such agreement shall (i) decrease or forgive the Principal amount of, or extend the Maturity Date of any Note, or decrease the rate of interest or premium on the Note, or any fees or other amounts payable hereunder, (ii) effect any waiver, amendment or modification that by its terms changes the amount, allocation, payment or pro rata sharing of payment on or among the Notes, or any date fixed by this Agreement or any other Loan Document for any payment of Principal, interest or premium, (iii) amend the provisions of this Section 10.15, the definition of the term “Required Lenders” or of the term “Notes”, (iv) release any of the Loan Parties from their obligations under the Loan Documents, or (v) release all or substantially all of the Collateral, except to the extent such Collateral is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, in which case such release may be made by the Agent acting alone as provided in Article XI, provided that the mechanics for sharing of the Collateral with the providers of Indebtedness that is permitted under Section 8.03 on a pari passu or subordinated basis, including the entering into of an intercreditor agreement, may be done by the Agent acting on behalf of the Lenders without a vote thereof, and such sharing shall not constitute a release of Collateral hereunder. Each holder of a Note, at the time or times thereafter outstanding, shall be bound by any consent authorized by this Section 10.15, whether or not the Note shall have been marked to indicate such consent.
10.16 Waiver of Jury Trial.
     THE LENDERS AND THE LOAN PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY OR DELIVER IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

10.17 Consent to Jurisdiction and Service of Process.
     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE LOAN PARTIES WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. EACH OF THE LOAN PARTIES IRREVOCABLY AGREES THAT ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE 10.09 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDERS SHALL HAVE BEEN NOTIFIED PURSUANT THERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE LOAN PARTIES TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE LOAN PARTIES IN THE COURT OF ANY OTHER JURISDICTION.
10.18 Indemnification; Damage Waiver.
     (a) The Loan Parties, jointly and severally, and without limitation as to time, will defend and indemnify the Lenders and their respective officers, directors, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys’ fees and expenses) (collectively, the “Losses”) incurred by any Indemnified Party as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by any Loan Party herein, (ii) any breach of any covenant, agreement or obligation of any Loan Party contained in any of the Loan Documents or (iii) any investigation or proceeding against a Loan Party or any Indemnified Party and arising out of or in connection with this Agreement or any of the Loan Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Loan Document or such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action on the part of such Indemnified Party which is finally determined in such proceeding to be primarily and directly a result of such party’s gross negligence or willful misconduct. Each Loan Party agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. The Lenders agree to reimburse the Loan Parties for any payments made by the Loan Parties to the Lenders pursuant to this paragraph for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of the Lenders. The obligations of the Loan Parties under this paragraph will survive any transfer of the Notes by the Lenders and the termination of this Agreement. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Loan Parties will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Loan Parties and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.
     (b) If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Loan Parties with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Loan Parties shall not relieve the Loan Parties from their obligations hereunder except to the extent the Loan Parties are prejudiced thereby. The Loan Parties shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (i) the Loan Parties have failed to assume the defense and employ counsel as provided herein, (ii) the Loan Parties have agreed in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or a Loan Party and representation of both such Loan Parties and/or the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties. In the case of any circumstance described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the Loan Parties shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Loan Parties shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties. The Loan Parties shall be liable only for settlement of any claim against an Indemnified Party made with the Loan Parties’ written consent.
     (c) To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
10.19 Regulatory Requirements.
     In the event of any reasonable determination by any Lender that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), such Lender is effectively restricted or prohibited from holding any of the Notes, or otherwise realizing upon or receiving the benefits intended under the Notes, the Loan Parties shall, and shall cause their Subsidiaries, to take such action as such Lenders and the Loan Parties shall jointly agree in good faith to be reasonably necessary to permit such Lenders to comply with such Regulatory Requirement. The reasonable costs of taking such action shall be borne by the Loan Parties.
10.20 USA Patriot-Act Notice.
     Each Lender (for itself and not on behalf of any Lender) hereby notifies each of the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law

October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each of the Loan Parties and other information that will allow such Lender, as applicable, to identify each Loan Party in accordance with the Act.
ARTICLE XI.
AGENCY PROVISIONS
11.01 Appointment.
     Each of the Lenders hereby irrevocably designates and appoints Laminar as the agent (including the collateral agent) of such Lender (or the Lenders represented by it) under this Agreement and the other Loan Documents for the term hereof (and Laminar hereby accepts such appointment) and each such Lender irrevocably authorizes Laminar to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent. Any reference to the Agent in this Agreement or the other Loan Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Lender.
11.02 Delegation of Duties.
     The Agent may execute any of its respective duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.
11.03 Exculpatory Provisions.
     Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Loan Parties or any of their Subsidiaries or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Loan Parties or any of their Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Loan Document, or to inspect the properties, books or records of the Loan Parties or any of their Subsidiaries.

11.04 Reliance by Agent.
     The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have actual notice of any transferee. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders.
11.05 Notices of Default.
     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Loan Document unless it has received notice of such Event of Default in accordance with the terms of hereof or thereof or notice from a Lender or the Loan Parties referring to this Agreement or the other Loan Documents, describing such Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement or the other Loan Documents expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.
11.06 Non-Reliance on the Agent and Other Lenders.
     Each of the Lenders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each of the Lenders, represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Loan Parties or any of their

Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.
11.07 Indemnification.
     Each of the Lenders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent’s gross negligence or willful misconduct. The agreements in this Section 11.07 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Loan Documents.
11.08 The Agent in Its Individual Capacity.
     The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties as though the Agent were not a Agent hereunder. With respect to any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not a Agent, and the term “Lenders” shall include the Agent in its individual capacity.
11.09 Resignation of the Agent; Successor Agent.
     The Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Company and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Company (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Company or have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent reasonably acceptable to the Company (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.09 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

11.10 Reimbursement by Lenders.
     To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Section 10.02 or Section 10.18 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. For the purposes of this Section 11.10, the “applicable percentage” of a Lender shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Lender at such time.
ARTICLE XII
GUARANTY
12.01 The Guaranty.
     Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract with the Company, and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Swap Contracts, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
12.02 Obligations Unconditional.
     The obligations of the Guarantors under Section 12.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Swap Contracts with the Company, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall not be entitled to exercise any right of subrogation, indemnity, reimbursement or contribution against the Company or any other Guarantor for amounts paid under this Article XII until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:
     (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract between the Company and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts shall be done or omitted;
     (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract between the Company and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (d) any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
     (e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
     With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the maximum extent permitted by law, all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract between the Company and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.
12.03 Reinstatement.
     The obligations of the Guarantors under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of external counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
12.04 Certain Additional Waivers.
     Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 12.02 and through the exercise of rights of contribution pursuant to Section 12.06.

12.05 Remedies.
     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 12.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
12.06 Rights of Contribution.
     The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 12.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any right or remedy under this Section 12.06 against any other Guarantor until such Obligations have been Fully Satisfied. For purposes of this Section 12.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and (d) “Guaranteed Obligations” shall mean the Obligations guaranteed by the Guarantors pursuant to this Article XII. This Section 12.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Company in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with Section 10.15.
12.07 Guarantee of Payment; Continuing Guarantee.
     The guarantee in this Article XII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:	MINRAD INC. a Delaware corporation

By:

Name:

Title:

GUARANTOR:	MINRAD INTERNATIONAL, INC. a Delaware corporation

By:

Name:

Title:

AGENT/LENDER:	LAMINAR DIRECT CAPITAL L.P., as Agent and as a Lender
By:
Robert Ladd
Authorized Signatory

SCHEDULE 3.01
PURCHASE AND SALE OF NOTES AND WARRANTS

		Principal			Total Notes and
	Name in which to	Amount	Issue Price	Issue Price	Warrants	Payment
Name of Lender	Register Notes	of Notes	for Notes	for Warrants	Purchase Price	Wire Instructions
Laminar Direct Capital L.P.	Laminar Direct Capital L.P.	$15,000,000	$12,568,141	$2,431,859	$15,000,000.00	VIA WIRE TRANSFER TO: HSBC Bank USA ABA #: 021001088 Credit: Laminar Direct Capital L.P. Acct # : 639722598 Reference: Minrad Inc.

SCHEDULE 10.09
ADDRESSES OF THE LOAN PARTIES AND LENDERS
ADDRESS OF THE LOAN PARTIES:
Minrad International, Inc.
50 Cobham Drive
Orchard Park, New York 14127
Attention: William Burns, CEO
Telephone: 716.855.1068
Facsimile: 716.855.1078
with a copy to:
Hodgson Russ LLP
140 Pearl Street, Suite 100
Buffalo, NY 14202-4040
Attention: Robert J. Fleming, Jr.
Telephone: 716.848.1350
Facsimile: 716.849.0349
ADDRESS OF LENDER AND AGENT:
Laminar Direct Capital L.P.
D. E. Shaw & Co., L.P.
120 West 45th Street, 22nd Floor
New York, New York 10036
Attention: Mr. Brad Parish
Facsimile: 212.845.1553
Laminar Direct Capital LP
10000 Memorial Drive, Suite 500
Houston, Texas 77024
Attention: Ms. Debbie Blank
Facsimile: 713.292.5454
D. E. Shaw & Co., L.P.
120 West 45th Street, 39th Floor
New York, New York 10036
Attention: Ms. Hilda Blair
Facsimile: 212.845.1553
with a copy to:
Moore & Van Allen PLLC
100 North Tryon Street, 47th Floor
Charlotte, North Carolina 28202
Attention: C. Wayne McKinzie, Esq.
Facsimile: 704.378.2061